                                                                  EXHIBIT (a)(2)

OFFERING CIRCULAR

                           VION PHARMACEUTICALS, INC.

OFFER TO EXCHANGE EACH OUTSTANDING CLASS A WARRANT, AT THE OPTION OF THE HOLDER, FOR (A) 0.438 SHARES OF COMMON STOCK OR (B) 0.254 SHARES OF COMMON STOCK AND $0.66 IN CASH

                                      AND

OFFER TO EXCHANGE EACH OUTSTANDING CLASS B WARRANT, AT THE OPTION OF THE HOLDER, FOR (A) 0.212 SHARES OF COMMON STOCK OR (B) 0.123 SHARES OF COMMON STOCK AND $0.32 IN CASH

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE
 29, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT
                     ANY TIME PRIOR TO THE EXPIRATION DATE.

     Vion Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "Vion"), hereby offers, upon the terms and conditions set forth in this Offering Circular (as amended from time to time, the "Offering Circular") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange for each outstanding Class A Warrant ("Class A Warrants"), at the holder's option, either (A) 0.438 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") or (B) 0.254 shares of Common Stock and $0.66 in cash (the "Class A Exchange Offer"). The Company is also offering pursuant to the Offering Circular and the Letter of Transmittal to exchange for each outstanding Class B Warrant ("Class B Warrants"), at the holder's option, either
(A) 0.212 shares of Common Stock or (B) 0.123 shares of Common Stock and $0.32 in cash (the "Class B Exchange Offer", and together with the Class A Exchange Offer, the "Exchange Offer"). The Exchange Offer is not conditioned upon the exchange of a minimum number of Class A Warrants or Class B Warrants (collectively, the "Warrants"). The issuance of more than an aggregate of 2,144,148 shares of Common Stock is contingent upon approval of the Company's stockholders at a special meeting scheduled to be held on June 26, 1998 (the "Meeting"). See "The Exchange Offer -- Conditions of the Exchange Offer." The Company's Common Stock, Class A Warrants, and Class B Warrants are currently traded on the Nasdaq SmallCap Market under the symbols VION, VIONW and VIONZ, respectively. On May 18, 1998 the last reported sales prices for the Common Stock, the Class A Warrants and the Class B Warrants were $5,375, $2.00 and $1.00, respectively.

     As of May 18, 1998, there were 4,262,383 Class A Warrants and 3,162,605 Class B Warrants outstanding. The Exchange Offer is being made for all of the outstanding Warrants. Each Class A Warrant entitles the holder to purchase, at an exercise price of $4.73, subject to adjustment, one share of Common Stock and one Class B Warrant, and each Class B Warrant entitles the holder to purchase, at an exercise price of $6.37, subject to adjustment, one share of Common Stock. The Warrants are exercisable at any time after issuance through August 13, 2000. The Warrants are subject to redemption by the company for $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Common Stock exceeds $7.30 per share with respect to the Class A Warrants and $9.80 share with respect to the Class B Warrants for 30 consecutive business days ending within 15 days of the date of the notice of redemption. No fractional shares of Common Stock will be issued in the Exchange Offer. Fractional shares of Common Stock will be rounded up or down to the nearest whole number shares of Common Stock.

     Subject to applicable securities laws and the terms set forth in this Offering Circular, the Company reserves the right (i) to waive any and all conditions to the Exchange Offer, (ii) to extend the Exchange Offer or (iii) otherwise to amend the Exchange Offer, in any respect.

NEITHER THIS TRANSACTION NOR THE SECURITIES OFFERED HEREBY HAS BEEN APPROVED
   OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY
           OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS
              DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                CRIMINAL OFFENSE.

     American Stock Transfer & Trust Company (the "Exchange Agent") and Corporate Investor Communications, Inc. (the "Information Agent") have agreed to provide certain services in connection with the Exchange Offer. If you require assistance, please contact the Exchange Agent at (718) 921-8200, the Information Agent at (888) 210-8932, or Thomas E. Klein, Vice President -- Finance of the Company at (203) 498-4210.

IMPORTANT -- Any beneficial holder of Warrants desiring to tender all or any portion of his or her Warrants should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificates representing tendered Warrants and any other required documents, to the Exchange Agent or tender such Warrants pursuant to the procedure for book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering Warrants" or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction. BENEFICIAL HOLDERS WHOSE WARRANTS ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF THEY DESIRE TO TENDER THEIR WARRANTS. Holders who wish to tender Warrants and whose certificates representing such Warrants are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Warrants by following the procedures for guaranteed delivery set forth in "The Exchange Offer -- Procedures for Tendering Warrants."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

              The date of this Offering Circular is May 19, 1998.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Available Information.......................................        2
Incorporation by Reference..................................        2
Summary.....................................................        3
Risk Factors................................................        6
Recent Developments.........................................        14
Capitalization..............................................        16
Dividend Policy.............................................        17
Price Range of Common Stock and Warrants....................        17
Selected Financial Information..............................        18
The Exchange Offer..........................................        21
Certain Federal Income Tax Consequences.....................        27
Description of Securities...................................        29
1997 10-KSB.................................................    Appendix A
1998 10-QSB for the Quarter ended March 31, 1998............    Appendix B

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company therefore has made no arrangements for and has no understanding with any dealer, salesman or other person regarding the solicitation of the holders of the Warrants, and no person has been authorized by the Company to give any information or to make any representations in connection with the Exchange Offer other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. The delivery of this Offering Circular shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

     This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities covered by this Offering Circular, nor does it constitute an offer to sell or a solicitation of an offer to buy any such securities by any person in any jurisdiction in which such offer or solicitation would be unlawful.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") an Issuer Tender Offer Statement on Schedule 13E-4, which term shall encompass any amendments thereto, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Exchange Offer. This Offering Circular does not contain all the information set forth in the Schedule 13E-4 and the exhibits thereto, to which reference is hereby made for further information about the Company and the Exchange Offer. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission. The Schedule 13E-4 and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Suite 1400, 700 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains an electronic Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, the address of such Web Site being (http://www.sec.gov). The Warrants and the Common Stock are quoted on the Nasdaq SmallCap Market, and all reports, proxy and information statements, and other information filed with the Commission also may be inspected at the offices of the Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company will provide without charge to each person to whom a copy of this Offering Circular has been delivered, on the written or oral request of such person, a copy of the Schedule 13E-4. Requests for such copies should be directed to: Thomas E. Klein, Vice President -- Finance, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, telephone (203) 498-4210, facsimile (203) 498-4211 or e-mail at vioninfo@vionpharm.com.

                           INCORPORATION BY REFERENCE

     The Company hereby incorporates by reference in this Offering Circular: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 which is attached as Appendix A hereto (the "1997 Form 10-KSB") and all exhibits thereto and documents incorporated by reference therein; (ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998 which is attached as Appendix B hereto; all of which have been filed with the Commission (File No. 0-26534). The Company also incorporates herein by reference all documents and reports subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular and prior to termination of this Exchange Offer. Such documents and reports shall be deemed to be incorporated by reference in this Offering Circular and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Offering Circular.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) and the pro forma information appearing elsewhere in this Offering Circular or incorporated herein by reference. See "Risk Factors" for a discussion of certain factors investors should consider carefully before exchanging the Warrants.

                                  THE COMPANY

     Vion Pharmaceuticals, Inc. is a development stage biopharmaceutical company principally devoted to the research and development of therapeutic products for the treatment of cancer and cancer-related disorders. The Company's activities to date have consisted primarily of research and development sponsored by it pursuant to two separate license agreements with Yale University, negotiating and obtaining other collaborative agreements, recruiting management and other personnel, securing its facilities and raising equity and debt financing. The Company has not generated any revenues from product sales and has incurred substantial operating losses from its activities.

                         PURPOSES OF THE EXCHANGE OFFER

     The purpose of the Exchange Offer is to reduce the number of authorized and outstanding Warrants, and the number of shares of Common Stock that could be issued pursuant to an exercise of the Warrants. The Company's Board of Directors has determined that the continuing presence of the Class A Warrants and the Class B Warrants has created a significant impediment to raising additional capital on terms which are in the best interests of the Company and its stockholders. It has been the Company's experience that potential investors have been deterred from investing in the Company due to the uncertainty caused by the substantial market overhang of outstanding unexercised Warrants, which if fully exercised will result in the issuance of over 11 million additional shares of Common Stock more than doubling the number of outstanding shares as of March 31, 1998. Based on discussions with various investment banking firms, management of the Company believes that this potential dilution has deterred coverage of the Company by investment analysts who otherwise would be inclined to follow the Company in their reports and recommendations. The Board of Directors of the Company also believes that the Exchange Offer will simplify the Company's capital structure and will facilitate the issuance of additional equity securities and, to the extent thought desirable by the Board, enable the Company to raise capital through the issuance of such additional equity securities more efficiently and economically. Substantial acceptance of the Exchange Offer, while resulting in the near term issuance of additional Common Stock, will substantially reduce the overall dilution that may be caused by exercise of the outstanding Warrants and will simplify the Company's capital structure. The Company's Board of Directors also believes that substantial acceptance of the Exchange Offer may stimulate broader investment interest in the Company's Common Stock. However, it is not possible to predict the exact impact that the Exchange Offer will have on the trading price of the Company's Common Stock and there can be no assurances that such trading prices will rise or that any increased trading price will be maintained for any period of time. See "The Exchange
Offer -- Purposes of the Exchange Offer."

                               THE EXCHANGE OFFER

The Offer.......................   The Company is offering to exchange for each
                                   outstanding Class A Warrant, at the holder's option, either (A)0.438 shares of the Company's Common Stock or (B)0.254 shares of
                                   Common Stock and $0.66 in cash. The Company is also offering to exchange for each outstanding Class B Warrant, at the holder's option, either (A)0.212 shares of Common
                                   Stock or (B)0.123 shares of Common Stock and $0.32 in cash.

Expiration......................   5:00 p.m., New York City time, on Monday,
                                   June 29, 1998, unless extended.

Withdrawal Rights...............   Tenders of Warrants pursuant to the Exchange
                                   Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Risk Factors....................   Warrantholders who elect to tender their
                                   Warrants in the Exchange Offer and receive
                                   Common Stock should consider certain factors regarding the Company. See "Risk Factors."

How to Tender the Warrants......   Warrantholders wishing to take part in the
                                   Exchange Offer must complete and sign the Letter of Transmittal, in accordance with the instructions contained herein and therein, and forward or hand deliver such Letter of Transmittal, together with any signature guarantees and any other documents required by the Letter of Transmittal, including certificates representing the tendered
                                   Warrants, to the Exchange Agent at its
                                   address set forth on the back cover page of this Offering Circular. Any beneficial owner of Warrants whose securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact the registered holder(s) of such securities promptly to instruct the registered holder(s) whether to tender your securities. Beneficial holders whose certificates representing their Warrants are not immediately available or who cannot deliver their certificates or any other required documents to the Exchange Agent prior to the Expiration Date may tender their Warrants pursuant to the guaranteed delivery procedure set forth herein. See "The Exchange
                                   Offer -- Procedures for Tendering
                                   Warrants -- Guaranteed Delivery Procedures."

Delivery of Cash and/or
Securities......................   The Company will deliver the cash and/or
                                   certificates for the shares of Common Stock issuable upon conclusion of the Exchange
                                   Offer as soon as practicable after the
                                   Expiration Date. See "The Exchange
                                   Offer -- Procedures for Tendering
                                   Warrants -- Acceptance of Warrants and
                                   Payment."

Certain Income Tax
Consequences....................   In general, holders of Warrants who
                                   participate in the Exchange Offer and elect to receive cash and Common Stock should, for federal income tax purposes, recognize gain
                                   (but not loss) only to the extent of the cash consideration received. The cash received will be treated as "excess principal amount" within the meaning of Code section 356(d) and will, thus, be fully taxable. The value of the stock received will not, however, be considered as excess principal amount and should not be taxable. Any gain recognized as a result of the Exchange Offer should be capital gain.
                                   Holders of Warrants who participate in the Exchange Offer and elect to receive only
                                   Common Stock should, for federal income tax purposes, not recognize any gain or loss. For a more detailed discussion of the tax consequences, see "Certain Federal Income Tax
                                   Consequences."

Securities Outstanding..........   As of May 15, 1998, there were 10,720,740
                                   shares of Common Stock, 4,262,383 Class A
                                   Warrants and 3,162,605 Class B Warrants
                                   issued and outstanding. Prior to this
                                   Exchange Offer, there are 8,524,766 shares of Common Stock issuable upon the exercise of the Class A Warrants and the Class B Warrants underlying the Class A Warrants and 3,162,605 shares of Common Stock issuable upon the exercise of the currently outstanding Class B
                                   Warrants. See "Description of Securities."

Market Prices...................   The Common Stock, Class A Warrants and Class
                                   B Warrants are currently traded on the Nasdaq
                                   SmallCap Market under the symbols VION, VIONW and VIONZ, respectively. On May 18, 1998 the last reported sales prices for the Common
                                   Stock, the Class A Warrants and the Class B
                                   Warrants were $5.375, $2.00 and $1.00,
                                   respectively. See "Price Range of Common
                                   Stock and Warrants."

Exchange Agent..................   American Stock Transfer & Trust Company, 40
                                   Wall Street, 46th Floor, New York, New York
                                   10005, telephone (718) 921-8200.

Information Agent...............   Corporate Investor Communications, Inc., 111
                                   Commerce Road, Carlstadt, New Jersey 07072, telephone (888) 210-8932.

                                  RISK FACTORS

     The shares of Common Stock offered hereby involve a high degree of risk. Holders of Warrants should carefully consider, among other things, the following factors before a decision is made to tender their Warrants for shares of Common Stock.

     FORWARD LOOKING STATEMENTS. This Offering Circular contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Offering Circular and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to the possible effects of the Exchange Offer, including the effect on the market price of the Common Stock and the impact on future financing by the Company. Holders are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The Company has no intention of updating these statements following the commencement of the Exchange Offer or any time thereafter. The information contained in this Offering Circular, including without limitation the information set forth below, identify important factors that could cause such differences.

     LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT AND ANTICIPATED FUTURE LOSSES. The Company is in the development stage and to date has not generated any ongoing material revenues. At March 31, 1998, the Company had an accumulated deficit of $25,654,638 and since then significant losses and decreases in working capital have occurred and are expected to continue for the foreseeable future. A substantial portion of the Company's losses have been incurred in connection with research sponsored by it pursuant to an agreement with Yale University (the "Yale/MelaRx Agreement") on several product candidates, most of which are not currently being pursued. The Company continues to have substantial financial commitments to Yale pursuant to such agreement. The Company will be required to conduct significant research, development, testing and regulatory compliance activities which, together with projected general and administrative expenses, are expected to result in operating losses for at least the next several years, particularly due to the extended time period before the Company expects to commercialize its principal products, if ever. There can be no assurance that the Company's research and development activities will result in any commercially viable products or that the Company will ever realize revenues from the sale of any of its products.

     POSSIBLE ABSENCE OF PUBLIC MARKET FOLLOWING EXCHANGE OFFER. The Warrants are currently listed on the Nasdaq SmallCap Market. Because the number of Warrantholders after the consummation of the Exchange Offer may be limited, it is possible that there will be no significant active trading in the Warrants. The Company has no intention to request that the Warrants be delisted from the Nasdaq SmallCap Market, however, there can be no assurance that Nasdaq will not seek to delist the Warrants.

     FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OFFER. In general, holders of Warrants who participate in the Exchange Offer and elect to receive cash and Common Stock should, for federal income tax purposes, recognize gain (but not loss) only to the extent of the cash consideration received. The cash received will be treated as "excess principal amount" within the meaning of Code section 356(d) and will, thus, be fully taxable. Any gain recognized as a result of the Exchange Offer should be capital gain. Holders of Warrants who participate in the Exchange Offer and elect to receive only Common Stock should, for federal income tax purposes, not recognize any gain or loss. Holders of Warrants who do not participate in the Exchange Offer should not recognize any gain or loss for federal income tax purposes. DUE TO THE UNCERTAINTIES REGARDING THE TAX TREATMENT OF THE EXCHANGE OFFER, EACH HOLDER OF OUTSTANDING WARRANTS IS URGED TO CONSULT HIS PERSONAL TAX ADVISOR. For a more detailed discussion of the tax consequences, see "Certain Federal Income Tax Consequences."

     EARLY STAGE OF PRODUCT DEVELOPMENT. The Company is engaged in research and development on a variety of technologies, pharmaceutical compounds and other chemical or biological compositions or processes for therapeutic uses, primarily in connection with the treatment of cancer. There has been only limited research on many of the Company's technologies and results obtained in research and testing conducted to date are not conclusive as to whether compounds being investigated by the Company will be safe and effective for their proposed use. Most of the Company's proposed products are in the early developmental stage, require significant further research and development and in many cases lead compounds have not yet been selected. Most of these proposed products were licensed pursuant to an agreement with Yale University (the "Yale/ OncoRx Agreement"), which agreement did not provide for ongoing sponsored research. The Company will need to develop further its own internal research and development capability to conduct additional research and development activities with respect to these product candidates. All of the Company's product candidates require testing and regulatory clearances or approvals, including but not limited to the Food and Drug Administration (the "FDA"), prior to their commercial distribution. Accordingly, the Company expects that most of its products will not be commercially available for a number of years, if ever. The successful development of any product is subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that any or all of these proposed products or procedures are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or approvals; that the proposed products or procedures are uneconomical to market or do not achieve broad market acceptance; that third parties hold proprietary rights that preclude the Company from marketing them; or that third parties market a superior or equivalent product. The Company is unable to predict whether its research and development activities will result in any commercially viable products or procedures. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time frames for commercialization of any products or procedures are long and uncertain.

     UNCERTAINTY AND RISKS OF TAPET(TM) TECHNOLOGY. The use of bacteria to deliver genes or gene products is a new technology, and existing preclinical and clinical data on the safety and efficacy of this technology are very limited. No products utilizing the TAPET technology are in human clinical trials, and the results of preclinical studies do not predict safety or efficacy in humans. TAPET uses bacteria for delivery of genes or enzymes to tumors. Possible serious side effects of the Company's TAPET program include bacterial infections, particularly the risk of sepsis, a serious and often fatal bacterial infection of the blood. The Company is bioengineering the bacterial vectors used in TAPET in an effort to eliminate virulence factors and to minimize the risk of such side effects. However, there can be no assurance that unacceptable side effects will not be discovered during preclinical and clinical testing of the Company's potential products.

     NEED FOR SIGNIFICANT ADDITIONAL FUNDS AND COLLABORATIVE ARRANGEMENTS; POTENTIAL DEFAULT UNDER LICENSE AGREEMENTS. The Company believes that its current cash plus the interest income thereon should be sufficient to enable the Company to continue funding its operations at currently budgeted spending levels through December 1998. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the regulatory process in the United States and abroad and other factors. The Company received an opinion from its auditors, filed as part of its Annual Report for the fiscal year ended December 31, 1997, expressing substantial doubt as to its ability to continue as a going concern. The Company intends to address the immediate need for additional capital by raising funds through a sale of its securities, although the Company expects to require additional financing to fund its longer-term activities and may require additional capital for acquisitions and new development projects.

     The Company's working capital is not sufficient to fund the Company's operations through the commercialization of the first therapeutic products resulting from its research and development projects. The Company will require substantial additional funds for its research and product development programs, for operating expenses and to pursue regulatory clearances. The Company has also incurred significant financial commitments to academic collaborators in connection with license and sponsored research agreements and will incur significant additional financial obligations. Adequate funds for these purposes, whether through financial markets or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed. The Company has no commitments to obtain any additional funds and there can be no assurance that additional funds can be obtained on terms acceptable to the Company, if at all. Insufficient funds may require the Company to delay, scale back or eliminate certain of its research and product development programs or license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. Additionally, if funds are insufficient, the Company may be unable to meet its obligations under its collaboration agreement, license agreements or research agreements, or make research payments or commercialize the technologies licensed under such agreements.

     In the event that any payments required to be made to academic collaborators or licensors are not made in a timely fashion, or if the Company is otherwise in default under agreements with such parties, such parties will have the right to terminate their research and license arrangements with the Company. Termination of any such arrangements would have a material adverse effect on the Company by rendering it unable to continue development of or to commercialize all or a portion of its product candidates licensed under that agreement. See "-- Risks Relating to Sponsored Research and License Agreements."

     DEPENDENCE ON PATENTS AND TRADE SECRETS; UNCERTAINTY OF PATENT POSITION AND TRADE SECRETS. The Company's success will depend to a significant extent on its ability, or the ability of its licensors, to obtain and maintain patent protection on technologies and products and preserve trade secrets and to operate without infringing the proprietary rights of others. The patent situation in the field of biopharmaceutical products generally is highly uncertain and involves complex legal, scientific and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biopharmaceutical patents. Accordingly, there can be no assurance that patent applications filed by or on behalf of the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of the Company's potential products can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent. Moreover, composition of matter patent protection may not be available for certain of the Company's product candidates. Specifically, composition of matter patent protection is not likely to be available for 3TC, a novel nucleoside analog licensed pursuant to the Yale/OncoRx Agreement, and is not available for porfiromycin. While the Company may seek alternative protection, there can be no assurance that the Company will be able to secure meaningful proprietary protection for any of its proposed products.

     The Company's processes and potential products may conflict with patents which have been or may be granted to competitors, universities or others. As the biopharmaceutical industry expands and more patents are issued, the risk increases that the Company's processes and potential products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. If the Company becomes involved in litigation, litigation could consume a substantial portion of the Company's resources.

     The Company is aware that patent applications have been filed by and/or United States patents have been issued to, IAF BioChem International, Inc., Emory University, Glaxo Group Limited, University of Georgia Research Foundation, Inc., and The Wellcome Foundation Limited of Unicorn House that relate to the subject matter of patent applications licensed to the Company, namely, 3TC and/or its use as an anti-hepatitis B virus ("HBV") agent. The Company is also aware that patent applications have been filed by Biochem Pharma that relate to subject matter licensed to the Company, namely b-L-FddC and its use as an anti-HBV agent.

     The Company cannot predict whether its or its competitors' patent applications will result in valid patents being issued. Litigation, which could result in substantial cost to the Company, may also be necessary to enforce the Company's patent and proprietary rights and/or to determine the scope and validity of the patents or proprietary rights of others. The Company may participate in interference proceedings which may in the future be declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company.

     To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the Company's proposed projects, third parties may own all or part of the proprietary rights to such information, and disputes may arise as to the ownership of the proprietary rights to such information which may not be resolved in favor of the Company. To the extent that the Company requires rights to any resulting technologies, it may be necessary to negotiate additional license agreements or the Company may be unable to utilize such technologies. See "-- Risks Relating to Sponsored Research and License Agreements."

     The Company may also rely on trade secrets that it may seek to protect, in part, through confidentiality agreements with employees and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

     RISKS RELATING TO SPONSORED RESEARCH AND LICENSE AGREEMENTS. The Company has incurred significant financial commitments to academic collaborators in connection with licenses and sponsored research agreements. In particular, through December 31, 1997, the Company has paid to Yale approximately $4,800,000 pursuant to the Yale/MelaRx Agreement. The Company continues to have substantial funding commitments under the Yale/MelaRx Agreement and other sponsored research agreements, whether or not such research results in suitable product candidates. Moreover, the Company generally does not have the right to control the research being conducted pursuant to sponsored research agreements and there can be no assurance that such research will result in products which the Company will pursue. In particular, the Company is currently making unrestricted grants to Yale to support certain research, including research in Dr. Yung-Chi Cheng's laboratory. There can be no assurance that these funds will be used to conduct research relating to products which the Company desires to pursue. Additionally, to the extent that such research results in technologies not licensed to the Company pursuant to the Yale/OncoRx Agreement, it may be necessary to negotiate additional license agreements or the Company may be unable to utilize such technologies.

     Certain rights of the Company arise under the Yale/OncoRx Agreement pursuant to which the Company obtained a license for certain technology developed in the laboratories of Dr. Alan C. Sartorelli, the Chairman of the Company's Scientific Advisory Board, and Dr. Yung-Chi Cheng and Dr. James J. Fischer, members of the Scientific Advisory Board. The Company does not have the rights to the results of current or future research being performed by Dr. Sartorelli, Dr. Cheng or Dr. Fischer. There can be no assurance that the Company will be successful in obtaining the rights to future research performed by Dr. Sartorelli, Dr. Cheng or Dr. Fischer.

DEPENDENCE UPON KEY PERSONNEL. Because of the specialized scientific nature of the Company's business, it is dependent upon its ability to attract and retain qualified management, scientific and technical personnel. The Company is also dependent upon other key employees, collaborators at other research institutions and the Company's scientific advisors. John Spears, the Company's President and Chief Executive Officer, may be considered a key employee. The Company maintains a key man life insurance policy for the benefit of the Company in the amount of $2,000,000 on his life. The loss of any individuals upon which the Company is dependent could have a material adverse effect on the Company.

     Competition among biopharmaceutical and biotechnology companies for qualified employees is intense. The loss of qualified employees, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of the Company's activities, could adversely affect its business and prospects. There can be no assurance that the Company will be able to retain and continue to attract qualified employees.

     DEPENDENCE ON OTHERS; NO MANUFACTURING AND MARKETING CAPABILITY. The Company's strategy for the research, development and commercialization of certain of its products entails entering into various arrangements with corporate partners, licensors, licensees and others, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. The Company may also rely on its collaborative partners to conduct research efforts and clinical trials, to obtain regulatory approvals and to manufacture and to market certain of the Company's products. In particular, the Company has engaged a contract research organization to conduct the Phase III clinical studies of porfiromycin. Although the Company believes that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within the control of the Company. There can be no assurance that such parties will perform their obligations as expected or that any revenue will be derived from such arrangements. There can also be no assurance that the Company will be successful in establishing any additional collaborative arrangements or that, if established, the parties to such arrangements will be successful in commercializing products.

     The Company has no experience in manufacturing or marketing any therapeutic products. The Company currently does not have the resources to manufacture or market by itself on a commercial scale any products that it may develop. The Company currently intends to outsource some or all manufacturing requirements it may have. While the Company believes that it will be able to enter into contract manufacturing arrangements, there can be no assurance that it will be able to enter into suitable arrangements. In the event that the Company decides to establish a manufacturing facility, the Company will require substantial additional funds and will be required to hire and retain significant additional personnel and comply with the extensive FDA-mandated good manufacturing practices ("GMP") applicable to such a facility.

     UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS. The FDA and comparable agencies in foreign countries impose substantial requirements upon the development, manufacturing and marketing of drugs, biologics and medical devices through the regulation of laboratory and clinical testing procedures, manufacturing, labeling, registration, notification, clearance or approval, marketing, distribution, recordkeeping, reporting and promotion, and other costly and time-consuming procedures. Satisfaction of clearance or approval requirements typically takes several years or more and varies substantially based upon the type, complexity and novelty of the product. The Company has obtained Orphan Drug status for porfiromycin and intends to seek Orphan Drug designation for products where appropriate, where no patent protection is feasible. There can be no assurance that Orphan Drug status will be obtained for any of the Company's other proposed products.

     The effect of government regulation may be to delay marketing of new products for a considerable or indefinite period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to larger companies that compete with the Company. There can be no assurance that FDA or other regulatory clearance or approval for any products developed by the Company will be granted on a timely basis, if at all, or, once granted, that clearances or approvals will not be withdrawn or other regulatory action taken which might limit the Company's ability to market its proposed products. Any such delay in obtaining or failure to obtain or maintain such clearances or approvals would adversely affect the manufacturing and marketing of the Company's products and the ability to generate product revenue.

     UNCERTAINTY RELATED TO HEALTH CARE REIMBURSEMENT AND REFORM MEASURES. The Company's success in generating revenue from sales of therapeutic products and medical devices may depend, in part, on the extent to which reimbursement for the costs of such products and medical devices and related treatments will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved health care products. There can be no assurance that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies or products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new therapeutic products and medical devices approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's therapeutic products and medical devices, the market acceptance of these products could be adversely affected.

     In addition, Congress regularly considers numerous proposals relating to healthcare reform which, if adopted, could affect the amount paid for pharmaceutical products and medical procedures. The Company is unable to predict which proposals, if any, will be adopted, or the effect such proposals may have on the Company's operations. Future changes in federal, state or local regulation (or in the interpretation of current regulations) could have a material adverse effect on the Company.

     COMPETITION. The Company is engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. The market for cancer products is large and growing rapidly, and will attract new entrants. Many companies engaged in the biotechnology and biopharmaceutical sectors have focused on cancer and most of these companies have substantially greater financial and other resources and development capabilities than the Company and have substantially greater experience in undertaking pre-clinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. Accordingly, certain of the Company's competitors may succeed in obtaining approval for products more rapidly than the Company. Other companies may succeed in developing and commercializing products earlier than the Company that are safer and more effective than those proposed to be developed by the Company. In addition to competing with universities and other research institutions in the development of products, technologies and processes, the Company may compete with other companies in acquiring rights to products or technologies from universities. There can be no assurance that the Company will develop products that are more effective or achieve greater market acceptance than competitive products, or that the Company's competitors will not succeed in developing products and technologies that are more effective than those being developed by the Company or that would render the Company's products and technologies less competitive or obsolete.

     RISKS OF TECHNOLOGICAL OBSOLESCENCE. The areas in which the Company is developing, distributing, and/or licensing products involve rapidly developing technology. Others may develop products which may render products being developed, distributed or licensed by the Company obsolete or uneconomical or result in products superior to the Company's products.

     NO PRODUCT LIABILITY INSURANCE. The use or misuse of Company products in clinical trials and the marketing of any pharmaceutical products it may develop may expose the Company to product liability claims. The Company does not currently have any product liability insurance. Although in the future the Company may seek to obtain product liability insurance, there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms, that such insurance will provide adequate coverage against potential liabilities or that a product liability claim will not have a material adverse effect on the Company.

     SIGNIFICANT INFLUENCE OF INSIDERS; POTENTIAL ANTI-TAKEOVER PROVISIONS. The Company's directors and executive officers beneficially own approximately 19.5% of the outstanding Common Stock of the Company. As a result, such directors and officers will be able to significantly influence the election of all of the Company's directors and otherwise influence control of the Company's operations. The Company's Board of Directors is also authorized to issue from time to time, without stockholder authorization, shares of preferred stock, in one or more designated series or classes. The Company is also subject to a Delaware statute regulating business combinations. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt.

     OUTSTANDING WARRANTS, OPTIONS AND CONVERTIBLE PREFERRED STOCK. The Company currently has outstanding (i) 4,262,383 Class A Warrants to purchase an aggregate of 4,262,383 shares of Common Stock and 4,262,383 Class B Warrants;
(ii) 3,162,605 Class B Warrants to purchase 3,162,605 shares of Common Stock;
(iii) Purchase Options granted to the underwriter of the Company's initial public offering (the "Underwriter") to purchase an aggregate of 1,075,000 shares of Common Stock, assuming exercise of the underlying warrants; (iv) warrants to purchase 202,486 shares of Common Stock held by the Underwriter and distributees of the Underwriter which were granted to the Underwriter in connection with prior private financings; (v) warrants to purchase 537,775 shares of Common Stock held by employees of Paramount Capital, Inc. which were granted to Paramount Capital, Inc. in connection with a private financing; and (vi) options to purchase 1,480,274 shares of Common Stock, including 1,131,712 shares granted under its Amended and Restated 1993 Stock Option Plan (the "Plan"). In addition, the Company has 355,788 shares of Common Stock reserved for issuance upon exercise of options that are available to be granted under the Plan. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. In addition, the Company has outstanding 654,228 shares of Class A Convertible Preferred Stock which are convertible into 1,817,300 shares of Common Stock and 3,175 shares of Class B Convertible Preferred Stock which are currently convertible into 826,937 shares of Common Stock.

     POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET. While the Company's Common Stock meets the current Nasdaq listing requirements, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq generally requires (i) either at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years, (ii) at least 500,000 shares in the public float valued at $1,000,000 or more, (iii) a minimum Common Stock bid price of $1.00, (iv) at least two active market makers, and (v) at least 300 shareholders of Common Stock. If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained.

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Common Stock shall have averaged in excess of $7.30 per share for the Class A Warrants and $9.80 per share with respect to the Class B Warrants, for 30 consecutive trading days ending within 15 days of the notice. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities -- Redeemable Warrants."

     CURRENT PROSPECTUS AND STATE REGISTRATION TO EXERCISE WARRANTS. Holders of Warrants will only be able to exercise the Warrants if (i) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. Holders of Warrants called for redemption residing in states where the underlying securities have not been qualified for sale would generally still be able to sell their Warrants at the then market price thereof. See "Description of Capital Stock -- Warrants."

     RISKS OF LOW-PRICED STOCK. If the Company's securities were delisted from Nasdaq (See "-- Possible Delisting of Securities from the Nasdaq Stock Market"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities except in transactions exempted by such Rule, including transactions meeting the requirements of Rule 505 or 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

     Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction by a broker-dealer involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities continue to be listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will continue to qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to
Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

     EFFECTS OF SHELF REGISTRATION ON MARKET PRICE. Future sales of Common Stock, Class A Warrants and Class B Warrants in the public market by existing stockholders pursuant to the Company's current shelf registration statement or otherwise, could have an adverse effect on the price of the Company's securities. 22,027,022 shares of Common Stock, 810,991 Class A Warrants originally issued in a private placement and 4,812,383 Class B Warrants underlying outstanding Class A Warrants have been registered under the Securities Act of 1933, as amended, for resale to the public, which constitute on a fully diluted basis approximately 78%, 18% and 65% of the Company's Common Stock, Class A Warrants and Class B Warrants, respectively. As of April 30, 1998, 900,152 shares of Common Stock underlying vested options are eligible for resale and an additional 580,122 shares may be sold from time to time as additional outstanding options vest. Sales of Common Stock or other securities, or the possibility of such sales, in the public market may adversely affect the market price of the Common Stock or the other securities offered hereby. Historically, the Company's securities have been thinly traded. This low trading volume may have had a significant effect on the market price of the Company's securities, which may not be indicative of the market price in a more liquid market.

                              RECENT DEVELOPMENTS

PROPOSED FINANCING

     The Company has entered into a letter of intent with a potential investor regarding a proposed private placement of Series 1998 Convertible Preferred Stock ("Series 1998 Preferred Stock"), which would, if consummated result in gross proceeds to the Company of $5,000,000 (the "Proposed Private Placement"). However, the Company has not entered into any definitive agreements regarding the Proposed Private Placement, and there can be no assurance that the Proposed Private Placement will be consummated on the terms set forth herein, or at all. A summary description of the rights, preferences and privileges of the contemplated Series 1998 Preferred Stock, as currently proposed are described below.

  Conversion Price

     Each share of the Series 1998 Preferred Stock will be convertible, at the option of the holder, into shares of Common Stock of the Company, initially at a price (the "Conversion Price") of $3.60.

  Adjustments

     The Conversion Price will be subject to adjustment in certain events including (i) any stock splits, reverse splits, subdivisions or combinations of the Company's Common Stock or (ii) any payment, issuance or distribution by the Company to holders of Common Stock of a stock dividend or assets. The Conversion Price also will be subject to adjustment in the event that the Company issues Common Stock or Common Stock equivalents convertible into Common Stock for consideration per share which is less than the then-applicable Conversion Price (a "Dilutive Issuance"). If a Dilutive Issuance occurs, the Conversion Price will be adjusted on a "weighted average formula" basis, meaning that the Conversion Price will be reduced to the weighted average of the purchase price per share of the Common Stock outstanding or deemed to be outstanding prior to the Dilutive Issuance and the per share price of the shares issued in the Dilutive Issuance. The Conversion Price will not be adjusted for issuance of Common Stock upon the exercise of options or the issuance of stock options to employees, so long as such options are granted at fair market value.

  Mandatory Conversion

     The Series 1998 Preferred Stock shall be automatically converted into Common Stock at the Conversion Price then in effect, on the earlier of (i) the fifth anniversary of the date of issuance or (ii) the date on which the last reported sale price of the Company's Common Stock on the Nasdaq SmallCap Market has been greater than $7.20 for 20 consecutive trading days (prior to any adjustments for stock splits, dividends and the like).

  Dividend

     The Series 1998 Preferred Stock provides for a dividend of 5% per annum, payable in kind, of the stated value of the Series 1998 Preferred Stock on a cumulative basis.

  Voting Rights

     The holders of the Series 1998 Preferred Stock shall be entitled to nominate one of the members of the Board of Directors, but shall otherwise not vote on any matters brought before the stockholders, except as otherwise required by law. Delaware General Corporation Law provides for a separate class vote in the event of an amendment to the Certificate of Incorporation adversely affecting a specific class of shares.

  Restrictive Covenants

     As long as any shares of the Series 1998 Preferred Stock issued in the Preferred Stock Exchange Offer is outstanding, the Company may not, without the consent of two-thirds (2/3) of the then outstanding shares of Series 1998 Preferred Stock, take certain actions, including, without limitation: authorizing or issuing any class or series of equity security having equal or superior rights as to payment upon liquidation, dissolution or winding up; transfer or sell any assets of the Company, except in the ordinary course of business, consistent with past practices; redeem or repurchase outstanding stock; engage in any extraordinary act including a merger, change in control, sale of all or substantially all of its assets, or declaration of bankruptcy or insolvency; create any subsidiaries; declare or pay any dividends on any common or preferred stock other than non-cash dividends payable to the Class A Preferred Stock and Class B Preferred Stock in the ordinary course of business consistent with past practices; or incur any indebtedness except accounts payable incurred in the ordinary course of business, consistent with past practices.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1998, and as adjusted to reflect the exchange of 100% of the Warrants (assuming 75% of the Class A Warrant holders and Class B Warrant holders elect to receive Common Stock only and 25% elect to receive Common Stock and cash), with reduction for estimated fees and expenses relating to the Exchange Offer, as if the transaction has occurred on such date.

                                                                   MARCH 31, 1998 (UNAUDITED)
                                                                --------------------------------
                                                                 ACTUAL(1)        AS ADJUSTED(2)
                                                                ------------      --------------
                                                                         (IN THOUSANDS)
Short Term Debt:
  Current obligation under capital lease....................    $    274,853       $    274,853
                                                                ============       ============
Long Term Debt:
  Long term obligation under capital lease..................         392,521            392,521
                                                                ------------       ------------
Stockholders' Equity:
Preferred Stock, $.01 par value; 5,000,000 shares authorized as follows:
  Class A Convertible Preferred Stock, $.01 par value;
     3,500,000 shares authorized; 757,632 shares issued and
     outstanding actual and as adjusted.....................           7,576              7,576
  Class B Convertible Preferred Stock, $.01 par value; 5,000 shares authorized; 3,477 shares issued and outstanding
     actual and as adjusted.................................              35                 35
  Class C Convertible Preferred Stock, $.01 par value;
     25,000 shares authorized; no shares issued and
     outstanding actual and as adjusted.....................              --                 --
  Common Stock, $.01 par value; 35,000,000 shares
     authorized; 10,275,588 issued and outstanding actual
     and 12,547,331 as adjusted.............................         102,756            125,473
Additional paid-in capital..................................      34,848,128         33,869,109
Deficit accumulated during the development stage............     (25,654,638)       (25,654,638)
                                                                ------------       ------------
  Total stockholders' equity................................       9,303,857          8,347,555
                                                                ------------       ------------
  Total capitalization......................................    $  9,696,378       $  8,740,076
                                                                ============       ============

---------------
(1) Does not include shares of Common Stock issuable upon the exercise of the Warrants and other outstanding options and warrants.

(2) Does not include shares of Common Stock issuable upon the exercise of outstanding options and warrants other than the Warrants.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Certificate of Designations for the Company's Class A Convertible Preferred Stock precludes the Company from paying cash dividends on the Company's Common Stock so long as shares of Class A Preferred Stock are outstanding, without the consent of holders of a majority of the Class A Preferred Stock. The Company currently intends to retain any future earnings to finance the growth and development of the business.

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

     The Common Stock, Class A Warrants and Class B Warrants are each traded on the Nasdaq SmallCap Market under the symbols "VION", "VIONW" and "VIONZ", respectively. The following tables set forth for the periods indicated the high and low bid prices for the Common Stock, Class A Warrants and Class B Warrants as reported by Nasdaq. This information is based upon closing bid prices as reported by the Nasdaq Stock Market and such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                              HIGH      LOW
COMMON STOCK                                                  ----      ---
1996
  First Quarter.............................................  $4.75    $3.00
  Second Quarter............................................  $7.75    $3.50
  Third Quarter.............................................  $5.25    $3.75
  Fourth Quarter............................................  $8.69    $2.88
1997
  First Quarter.............................................  $6.25    $3.00
  Second Quarter............................................  $5.13    $3.38
  Third Quarter.............................................  $5.44    $3.63
  Fourth Quarter............................................  $6.00    $2.81
1998
  First Quarter.............................................  $3.88    $2.88
  Second Quarter (through May 18)...........................  $5.31    $3.38

                                                              HIGH      LOW
CLASS A WARRANTS                                              ----      ---
1996
  First Quarter.............................................  $2.00    $0.50
  Second Quarter............................................  $3.13    $1.00
  Third Quarter.............................................  $2.31    $1.31
  Fourth Quarter............................................  $2.38    $1.69
1997
  First Quarter.............................................  $2.94    $1.63
  Second Quarter............................................  $2.44    $1.75
  Third Quarter.............................................  $2.38    $1.69
  Fourth Quarter............................................  $2.31    $1.25
1998
  First Quarter.............................................  $1.81    $0.81
  Second Quarter (through May 18)...........................  $2.25    $1.25

                                                              HIGH      LOW
CLASS B WARRANTS                                              ----      ---
1996
  First Quarter.............................................  $0.63    $0.25
  Second Quarter............................................  $1.50    $0.50
  Third Quarter.............................................  $1.06    $0.75
  Fourth Quarter............................................  $0.81    $0.50
1997
  First Quarter.............................................  $1.13    $0.50
  Second Quarter............................................  $0.84    $0.50
  Third Quarter.............................................  $0.88    $0.50
  Fourth Quarter............................................  $0.88    $0.47
1998
  First Quarter.............................................  $0.63    $0.31
  Second Quarter (through May 18)...........................  $1.00    $0.50

     On May 18, 1998, there were approximately 236, 56 and 16 holders of record of the Common Stock, Class A Warrants and Class B Warrants, respectively.

                         SELECTED FINANCIAL INFORMATION

     The audited financial statements as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 and for the period from May 1, 1994 (inception) to December 31, 1997 and the report thereon is incorporated herein by reference to the financial statements contained in the 1997 Form 10-KSB attached hereto as Appendix A. The unaudited financial statements as of March 31, 1997 and 1998 and for the period from May 1, 1994 (inception) to March 31, 1998 are incorporated herein by reference to the financial statements contained in the 1998 Form 10-QSB for the quarter ended March 31, 1998 attached hereto as Appendix B. The following data sets forth the statement of operations for the year ended December 31, 1997 and 1996 and the quarter ended March 31, 1998 and 1997 and the balance sheet of the Company as at March 31, 1998 and as adjusted to give pro forma effect to the issuance of 2,271,743 shares of Common Stock upon the assumed tender of all of the Warrants (assuming 75% of the Class A Warrantholders and Class B Warrantholders elect to receive Common Stock only and 25% elect to receive Common Stock and cash). The unaudited pro forma balance sheet data has been prepared as if the Exchange Offer had occurred at the end of the period presented. Such unaudited pro forma financial information should be read in conjunction with the Company's Financial Statements and the related notes thereto included in this Offering Circular.

                       PRO FORMA CONDENSED BALANCE SHEET

                                                                   MARCH 31, 1998
                                                   ----------------------------------------------
                                                                     PRO FORMA        PRO FORMA
                                                    HISTORICAL     ADJUSTMENT(1)    BALANCE SHEET
                                                   ------------    -------------    -------------
Current Assets:
  Cash and cash equivalents......................  $  3,015,191           --        $  2,058,889
  Short-term investments.........................     6,045,950           --           6,045,950
  Other current assets...........................       458,088           --             458,088
                                                   ------------                     ------------
          Total current assets...................     9,519,229           --           8,562,927
  Property and equipment, net....................     1,201,479           --           1,201,479
  Other assets...................................       451,839           --             451,839
                                                   ------------                     ------------
          Total assets...........................  $ 11,172,547           --        $ 10,216,245
                                                   ============       ======        ============

Current Liabilities:
  Obligation under capital lease-current.........  $    274,853           --        $    274,853
  Accounts payable and accrued expenses..........     1,201,316           --           1,201,316
                                                   ------------                     ------------
          Total current liabilities..............     1,476,169           --           1,476,169
  Obligation under capital lease -- long term....       392,521           --             392,521
                                                   ------------                     ------------
          Total Liabilities......................     1,868,690           --           1,868,690

Shareholders' equity
Preferred stock, $0.01 par value -- 5,000,000
  shares authorized consisting of:
Class A convertible preferred stock, $0.01 par
  value, authorized: 3,500,000 shares; issued and
  outstanding actual and as adjusted: -- 757,632
  shares.........................................         7,576           --               7,576
Class B convertible preferred stock, $0.01 par
  value, authorized: 100,000 shares; issued and
  outstanding actual and as adjusted: -- 3,477
  shares.........................................            35           --                  35
Class C convertible preferred stock, $0.01 par
  value, authorized: 25,000 shares; issued and
  outstanding actual and as adjusted: 0 shares...            --           --                  --
Common stock, $0.01 par value, authorized:
  35,000,000 shares; issued and outstanding
  actual and as adjusted: -- 10,275,588 shares
  and 12,547,331 shares..........................       102,756           --             125,473
Additional paid-in-capital.......................    34,911,598                       33,932,579
Deferred compensation............................       (63,470)          --             (63,470)
Accumulated deficit..............................   (25,654,638)          --         (25,654,638)
                                                   ------------                     ------------
                                                      9,303,857           --           8,347,555
          Total liabilities and shareholders'
            equity...............................  $ 11,172,547           --        $ 10,216,245
                                                   ============                     ============

---------------
(1) As a result of the Class A Exchange Offer and the Class B Exchange Offer, the adjustment reflects the issuance of 1,671,159 and 600,584 shares of the Company's Common Stock and $703,293 and $253,008 in cash paid by the Company, respectively.

                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                                            YEAR ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                                           --------------------------   ----------------------------
                                              1997           1996           1998            1997
                                           -----------    -----------   ------------    ------------
                                                 HISTORICAL (1)                HISTORICAL (1)
                                           --------------------------   ----------------------------
Revenues:
  Contract research grants...............  $    48,221    $    51,779   $         0     $    39,740
  Research support.......................    1,222,912              0       274,842               0
  Technology license revenues............    4,000,000              0             0               0
                                           -----------    -----------   -----------     -----------
          Total revenues.................    5,271,133         51,779       274,842          39,740
Operating expenses:
  Research and development...............    7,675,486      5,975,089     2,273,522       1,521,779
  General and administrative.............    2,639,486      2,133,077       631,709         491,534
  Nonrecurring collaboration
     restructuring fee...................      600,000              0             0               0
Purchased research and development.......            0              0             0               0
Amortization of finance charges..........            0              0             0               0
Interest Income..........................     (343,911)      (437,993)     (142,874)        (99,234)
Interest Expense.........................       43,666         10,285        18,705          11,058
                                           -----------    -----------   -----------     -----------
  Net Loss...............................  $(5,343,594)   $(7,608,679)  $(2,506,220)    $(1,885,397)
                                           ===========    ===========   ===========     ===========

---------------

(1) The Exchange Offer does not affect the Company's historical Condensed Statements of Operations shown above. Therefore, there are no pro forma adjustments and the pro forma amounts would not differ from the historical amounts.

                               THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

     The purpose of the Exchange Offer is to reduce the number of authorized and outstanding Warrants, and the number of shares of Common Stock that could be issued pursuant to the exercise of the Warrants. The Company's Board of Directors has determined that the continuing presence of the Class A Warrants and the Class B Warrants has created a significant impediment to raising additional capital on terms which are in the best interests of the Company and its stockholders. It has been the Company's experience that potential investors have been deterred from investing in the Company due to the uncertainty caused by the substantial market overhang of outstanding unexercised Warrants, which if fully exercised will result in the issuance of over 11 million additional shares of Common Stock, more than doubling the outstanding shares of Common Stock. Based on discussions with various investment banking firms, management of the Company believes that this potential dilution has deterred coverage of the Company by investment analysts who otherwise would be inclined to follow the Company in their reports and recommendations. The Board of Directors of the Company also believes that the Exchange Offer will simplify the Company's capital structure and will facilitate the issuance of additional equity securities and, to the extent thought desirable by the Board, enable the Company to raise capital through the issuance of such additional equity securities more efficiently and economically. However, there can be no assurance that any offering will be attempted or, if attempted, that it will be successful. Substantial acceptance of the Exchange Offer, while resulting in the near term issuance of additional Common Stock, will substantially reduce the overall dilution that may be caused by exercise of the outstanding Warrants and will simplify the Company's capital structure.

     The Board of Directors believes that investors in the capital markets may be more interested in the Company's Common Stock, if the overall number of outstanding Warrants is substantially reduced. However, it is not possible to predict the exact impact that the Exchange Offer will have on the trading price of the Company's Common Stock and there can be no assurances that such trading prices will rise or that any increased trading price will be maintained for any period of time.

     Under the Company's present capital structure, as the Warrants near their expiration date of August 13, 2000, if the trading price of a share of the Company's Common Stock were to reach $6.37 or higher, there would be a strong potential that the holders of the 4,262,383 Class A Warrants and 3,162,605 Class B Warrants currently outstanding would exercise their Warrants and thereby flood the securities markets with an additional 11,687,371 shares of the Company's Common Stock. This would more than double the present number of outstanding shares of the Company's Common Stock. Alternatively, if the trading price of a share of Common Stock were to exceed $4.73 but was below $6.37, there would be a strong potential that exercise of the Class A Warrants (but not the Class B Warrants) would result in the issuance of an additional 4,262,383 shares of Common Stock.

     The Company hopes that by giving the holders of the Warrants an immediate incentive to tender their Warrants for shares of the Company's Common Stock and/or cash, it will substantially reduce the number of Warrants. The Company believes that the opportunity to exchange the Warrants for the Company's Common Stock will appeal to holders of the Warrants because ownership of the shares of Common Stock does away with the risk that the Warrants will expire "out of the money", and because ownership of shares of Common Stock may be a more liquid investment than continued ownership of the Warrants. The Company also believes that many holders of the Warrants will be willing to exchange their Warrants at a premium to their current market price if they can receive a premium payable in Common Stock (See option (A), "Terms of the Offer"). The closing bid price of the Common Stock on May 18, 1998 was $5.25.

     While the Exchange offer may significantly reduce the maximum potential capital raised by the Company from an exercise of all outstanding Warrants, the Board of Directors believes that the reduction in the potential dilution caused by the Warrants should allow the Company to raise additional capital on more favorable terms than would otherwise be available, which may in turn better enable the Company to execute its business plan to the benefit of all stockholders, although there can be no assurance that this will be the case.

     The Board of Directors believes that the interests of the Company are best served by foregoing the possibility that capital could be raised by a large-scale exercise of the Warrants and taking steps now to better allow the Company to otherwise raise additional capital.

TERMS OF THE OFFER

     The Company is hereby offering, upon the terms and conditions set forth herein and in the Letter of Transmittal, to exchange for each outstanding Class A Warrant, at the holder's option, either (A) 0.438 shares of the Company's Common Stock or (B) 0.254 shares of Common Stock and $0.66 in cash. The Company is also offering hereby and pursuant to the Letter of Transmittal to exchange for each outstanding Class B Warrant, at the holder's option, either (A) 0.212 shares of Common Stock or (B) 0.123 shares of Common Stock and $0.32 in cash. The Exchange Offer is not conditioned upon the exchange of a minimum number of Class A Warrants or Class B Warrants. The issuance of more than an aggregate of 2,144,148 shares of Common Stock is contingent upon approval of the Company's stockholders at a special meeting scheduled to be held on June 26, 1998 (the "Meeting"). See "-- Conditions of the Exchange Offer." If the Company does not receive approval at the Meeting, it intends to amend the Exchange Offer to provide for the pro rata issuance of the maximum number of shares of Common Stock issuable without stockholder approval.

     THE OFFICERS AND DIRECTORS OF THE COMPANY WHO PRESENTLY HOLD CLASS A WARRANTS AND/OR CLASS B WARRANTS PRESENTLY INTEND TO TENDER THEIR WARRANTS IN THIS OFFERING FOR ALL STOCK CONSIDERATION.

PROCEDURES FOR TENDERING WARRANTS

     The acceptance by a Warrantholder of the Exchange Offer pursuant to one of the procedures set forth below will constitute an agreement between the Holder and the Company in accordance with the terms and subject to the conditions set forth in this Offering Circular and in the Letter of Transmittal.

     For a Holder validly to tender Warrants pursuant to the Exchange Offer, the Holder must either (i) deliver the Warrants, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof and any other documents required by the Letter of Transmittal, to the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures set forth below.

     Nominees or other record holders of Warrants that hold Warrants for more than one beneficial owner are entitled to make multiple elections pursuant to the Letter of Transmittal that reflect the election of each of the beneficial owners for whom they are tendering Warrants. In order to make such multiple elections, nominees or other record holders should properly complete the applicable table in the Letter of Transmittal.

     NO LETTERS OF TRANSMITTAL AND NO WARRANTS SHOULD BE SENT TO THE COMPANY OR TO THE INFORMATION AGENT.

     All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution unless the Warrants tendered pursuant thereto are tendered (i) by a Record Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the relevant Letter of Transmittal or (ii) for the account of an Eligible Institution. If Warrants are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, then the Warrants must be endorsed by the Record Holder, or be accompanied by a written instrument or instruments of transfer or exchange in form satisfactory to the Company duly executed by the Record Holder, and in the case of a Letter of Transmittal with signature guaranteed by an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office in the United States, a credit union, or a savings association (each of which is an "Eligible Institution").

     The method of delivery of Warrants and all other required documents to the Exchange Agent is at the election and risk of the Holder tendering Warrants, but, if sent by mail, registered mail with return receipt requested, properly insured, is recommended.

     Unless the Warrants being tendered are deposited with the Exchange Agent prior to the relevant Expiration Date (accompanied by a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal), or tendered pursuant to the guaranteed delivery procedures set forth below, the Company may, at its option, reject such tender. Issuance of Common Stock and/or cash in exchange for Warrants will be made only against deposit of the tendered Warrants. If less than all the Warrants evidenced by a submitted certificate are tendered, the tendering Holder should fill in the number of shares tendered in the appropriate box on the relevant Letter of Transmittal with respect to the deposit being made, but only to the extent of Warrants being tendered. The Exchange Agent will then return to the tendering holder, as promptly as practicable following the Expiration Date, the number of Warrants equal to the delivered Warrants not tendered. All Warrants represented by any certificate deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     Holders who are not Record Holders of, and who seek to tender, Warrants should (i) obtain a properly completed Letter of Transmittal from the Record Holder with signatures guaranteed by an Eligible Institution, or (ii) obtain and include with the relevant Letter of Transmittal Warrants properly endorsed for transfer by the registered holder or accompanied by a properly completed stock power from the Record Holder, with signatures on the endorsement or power guaranteed by an Eligible Institution or (iii) effect a record transfer of such Warrants and comply with the requirements applicable to Record Holders for tendering Warrants prior to the Expiration Date. Any Warrants properly tendered prior to the Expiration Date accompanied by a properly completed Letter of Transmittal will be transferred of record by the transfer agent either prior to or as of the Expiration Date at the discretion of the Company. The Company has no obligation to transfer any Warrants from the name of the Record Holder thereof if the Company does not accept for exchange any of such Warrants.

     If a Holder desires to tender Warrants pursuant to the Exchange Offer but is unable to locate the Warrants to be tendered, such Holder should write to or telephone American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, telephone 718-921-8200, about procedures for obtaining replacement certificates for Warrants or arranging for indemnification.

     Each tendering Holder must complete the Substitute Form W-9 provided in the relevant Letter of Transmittal and either (i) provide his correct taxpayer identification number (social security number, for individuals) and certify that the taxpayer identification number provided is correct (or that such holder is awaiting a taxpayer identification number) and that (A) the holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends or (B) the Internal Revenue Service has notified the holder that he is no longer subject to backup withholding or (ii) provide an adequate basis for exemption from backup withholding. Holders who do not satisfy these conditions may be subject to a $50 (or greater) penalty imposed by the Internal Revenue Service and may be subject to backup withholding (as discussed below). Exempt holders (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily establish their status as such. Certain foreign Holders may be required to provide a Form W-8 or Form 1001 in order to avoid or reduce withholding tax.

     By tendering Warrants pursuant to the Exchange Offer, a Holder that does not comply with the conditions described in the preceding paragraph authorizes the Exchange Agent, the Company or its paying agents, as the case may be, to withhold cash or sell Common Stock withheld in an amount sufficient to enable it to satisfy its backup or other withholding obligations.

     Pursuant to the backup withholding provisions of federal income tax law, unless the conditions described above are satisfied, the Exchange Agent, the Company or their paying agents, as the case may be, will withhold (i) an amount of any cash proceeds payable to a tendering Holder pursuant to the Exchange Offer, and (ii) and any Common Stock such that the sum of such cash and Common Stock withheld will enable the Exchange Agent, the Company or its paying agents, as the case may be, after selling such Common Stock so withheld, to remit the appropriate amount of backup withholding due to the Internal Revenue Service with respect to such exchange. Upon any such sale, the Exchange Agent, the Company or its paying agents, as the case may be, will be entitled to seek reimbursement for the costs, fees or expenses of such sale incurred by it. Alternatively, the Exchange Agent, the Company or their paying agents, as the case may be, may require such a Holder to remit a payment (in cash or certified check) sufficient to cover the Holder's backup withholding tax liability prior to the release of any cash or Common Stock withheld from such Holder. Any Common Stock sold pursuant to this paragraph shall be treated for tax reporting purposes as if it was delivered to the exchanging Holder and sold on its behalf. Backup withholding is applied at a 31% rate. Amounts paid as backup withholding do not constitute an additional tax and generally will be credited against the Holder's federal income tax liabilities. Different withholding rates and rules may apply in the case of certain foreign Holders.

     All questions as to the form of all documents and the validity (including time of receipt), eligibility, acceptance and withdrawal of tendered Warrants will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any of the Warrants. Neither the Company, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Any Warrants received by the Exchange Agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Exchange Agent to the appropriate tendering Holder as soon as practicable. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

  Guaranteed Delivery Procedures

     If a Holder desires to tender Warrants and the Holder's Warrants are not immediately available or time will not permit the Holder's Warrants or other required documents to reach the Exchange Agent before the Expiration Date, a tender may be effected if:

          (a) the tender is made through an Eligible Institution; and

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) substantially in the form provided by the Company which sets forth the name and address of the Holder and the number of Warrants tendered, states that the tender is being made thereby and guarantees that within three Nasdaq SmallCap Market trading days after the Expiration Date, the relevant Letter of Transmittal (or facsimile thereof) together with the Warrants and any other documents required by such Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) all tendered Warrants, as well as all other documents required by the relevant Letter of Transmittal, shall be received by the Exchange Agent within three Nasdaq SmallCap Market trading days after the Expiration Date.

  Acceptance of Warrants and Payment

     The acceptance for exchange and payment of Warrants validly tendered and not withdrawn and delivery of the Common Stock and, if applicable, payment of cash will be made as promptly as practicable after the Expiration Date. The Company, however, expressly reserves the right to delay acceptance of any of the Warrants or terminate the Exchange Offer and not accept for exchange any Warrants not theretofore accepted if any of the conditions set forth under "-- Conditions of the Exchange Offer" shall not have been satisfied or waived by the Company. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Warrants if, as and when the Company gives oral or written notice thereof to the

Exchange Agent. Subject to the terms and conditions of the Exchange Offer, delivery of shares of Common Stock and, if applicable, payment of cash for Warrants accepted pursuant to the Exchange Offer, will be made by the Exchange Agent as soon as practicable after the Expiration Date. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving Common Stock from the Company and transmitting the Common Stock and cash to the tendering Holders. Tendered Warrants not accepted for exchange by the Company, if any, will be returned without expense to the tendering Holder as promptly as practicable following the Expiration Date.

     All tendering Holders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of their Warrants for exchange.

  Withdrawal Rights

     Tenders of Warrants are irrevocable, except that tendered Warrants may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Holders who wish to exercise their right of withdrawal must give notice of withdrawal in writing or by telegram, telex or facsimile transmission, which notice must be timely received by the Exchange Agent at one of its addresses set forth on the back cover page of this Offering Circular. Any such notice of withdrawal must specify the name of the person who tendered Warrants to be withdrawn and the number of Warrants to be withdrawn. If Warrants have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular Warrants to be so withdrawn must also be furnished to the Exchange Agent prior to the physical release of the withdrawn Warrants. Such notice of withdrawal must be signed by the Record Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Warrants.

     Any permitted withdrawals of tenders of Warrants may not be rescinded, and any Warrants withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; however, withdrawn Warrants may be re-tendered by following one of the procedures described herein at any time on or prior to the Expiration Date.

     All questions as to validity, form and eligibility (including time of receipt) of the notice of withdrawal will be determined by the Company in its sole discretion, which determination will be final and binding. None of the Company, the Exchange Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

EXCHANGE AGENT

     American Stock Transfer & Trust Company will act as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letters of Transmittal should be addressed to the Exchange Agent as follows:

                By Mail, Hand                                  By Facsimile:
            or Overnight Courier:                             (718) 234-5001
               40 Wall Street
                 46th Floor
          New York, New York 10005                              Telephone:
       Attention: Reorganization Dept.                        (718) 921-8200

INFORMATION AGENT

     Corporate Investor Communications, Inc. has been appointed as Information Agent for the Exchange Offer. All inquiries relating to the Exchange Offer should be directed to the Information Agent at the address and telephone number set forth below.

                      By Mail, Hand or Overnight Courier:
                    Corporate Investor Communications, Inc.

                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                            Attention: Foster Bartko
                                   Telephone:
                                 (888) 210-8932

EXPIRATION DATE; EXTENSIONS

     The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, June 29, 1998, unless extended. The Company reserves the right to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer so extended shall expire. During any such extension, all Warrants previously tendered and not withdrawn will remain subject to the Exchange Offer, subject to the right of a tendering Warrantholder to withdraw such Warrantholder's Warrants.

     Any extension or expiration of the Exchange Offer will be followed as soon as practicable, but in no event later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, by public announcement thereof, and any amendment of the Exchange Offer will be followed as soon as practicable by public announcement. Without limiting the manner by which the Company may choose to make such public announcement, the Company shall not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company decides to waive, modify or amend a material provision of this Exchange Offer, it may do so at any time, or from time to time, provided that it gives notice thereof in the manner specified above and extends such Exchange Offer to the extent required by the Exchange Act. With respect to the percentage of the class of securities being sought or a change in the consideration offered, Rule 13e-4(f)(1) under the Exchange Act generally requires that a tender offer remain open for at least 10 business days from the date that notice of such change is first published or sent or given to security holders. The minimum period during which an offer must remain open following other material changes in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms of information. Any amendment to the Exchange Offer will apply to all Warrants, regardless of when or in what order the Warrants are tendered. The term "business day" shall mean a day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 p.m., New York City time.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company may cancel, modify or terminate the Exchange Offer and is not required to accept for exercise any Warrants pursuant to the Exchange Offer if prior to the Expiration
Date:

          (i) there shall be pending, instituted or threatened any legal action or administrative proceeding before any court or government agency, by any government agency or any other person, prohibiting, restricting or delaying the Exchange Offer;

          (ii) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any governmental authority, which would prohibit or materially restrict or delay consummation of the Exchange Offer, or

          (iii) there shall have occurred (and the adverse effect of such occurrence will be continuing): (a) any general suspension of, or limitation on prices for trading on, the Nasdaq SmallCap Market or in the other over-the-counter markets; (b) a declaration of a banking moratorium by United States, New York or Connecticut authorities, or (c) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States of America which would reasonably be expected to affect materially and adversely (or to delay materially) the consummation of the Exchange Offer.

     In the event that the Company terminates the Exchange Offer pursuant to any of the conditions set forth above, the Exchange Agent will promptly return the applicable Warrants to the holders thereof.

     The Company reserves the absolute right to waive satisfaction of any conditions and compliance with any terms of the Exchange Offer. The Company further reserves the absolute right to reject any and all tenders not in proper form. The Company will accept any and all Warrants which are properly tendered, subject to the conditions stated herein.

     The issuance of more than an aggregate of 2,144,148 shares of Common Stock is contingent upon approval of the Company's stockholders at a special meeting scheduled to be held on June 26, 1998 (the "Meeting"). The issuance of such shares is subject to stockholder approval pursuant to the Rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to companies whose securities are traded on the Nasdaq SmallCap Market. Rule 4310(c)(25)(H)(i)d of the NASD (the "20% Rule") requires companies that are listed on the Nasdaq SmallCap Market to obtain stockholder approval prior to issuing common stock (or shares convertible into common stock) in a transaction other than a public offering at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the Company outstanding prior to the issuance. If the Company does not receive approval of at the Meeting, it intends to amend the Exchange Offer to provide for the pro rata issuance of the maximum number of shares of Common Stock issuable without stockholder approval.

MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES

     Any holder whose certificates evidencing Warrants have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at its address set forth herein for further information.

EXPENSES

     The Company will not make any payments to any brokers, dealers or persons for soliciting Warrant tenders pursuant to the Exchange Offer. The Company will, however, pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of Warrants and in handling or forwarding tenders on behalf of their customers. The Company will also pay all legal, accounting, printing, listing, filing and other similar fees and expenses in connection with the Exchange Offer.

OTHER MATTERS

     The Offering Circular is being sent to persons who were holders of record in the Warrants at the close of business on May 19, 1998.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the transactions to be accomplished pursuant to the Exchange Offer to a person who tenders Warrants pursuant to the Exchange Offer. This summary is based upon existing statutes, as well as judicial and administrative interpretations thereof, all of which are subject to change, including changes which may be retroactive. No opinion of counsel or ruling from the Internal Revenue Service ("IRS") will be requested by the Company on any tax issue connected with the Exchange Offer. Accordingly, no assurance can be given that the IRS will not challenge certain of the tax positions described herein or that such a challenge would not be successful.

     The discussion below does not address the foreign, state or local tax consequences of the transactions to be accomplished pursuant to the Exchange Offer, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions and taxpayers subject to the alternative minimum tax). The discussion below assumes that the Warrants are or will be held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") by Holders at the Expiration Date of the Exchange Offer. In the following discussion, the term "should" is used to denote the more likely of possible characterizations in situations where more than one characterization is reasonably likely.

     THE FOLLOWING SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS TO BE ACCOMPLISHED PURSUANT TO THE EXCHANGE OFFER IS NOT A SUBSTITUTE FOR OBTAINING INDIVIDUAL TAX ADVICE AND WARRANT HOLDERS ARE NOT TO CONSTRUE ANY OF THE CONTENTS OF THIS OFFERING CIRCULAR AS TAX ADVICE. ACCORDINGLY, EACH HOLDER OF OUTSTANDING WARRANTS IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF WARRANTS

     The Exchange Offer should be treated as a "recapitalization" of the Company within the meaning of Code Section 368(a)(1)(E). As a result of this characterization, the Exchange Offer should have the tax consequences described below.

     Holders of Warrants who participate in the Exchange Offer and elect to receive cash and Common Stock consideration should recognize gain (but not loss) only to the extent of the cash consideration received. In accordance with Treasury Regulation 1.356-3, if a holder of a warrant receives both cash and stock in exchange for a warrant, the cash received will be treated as "excess principal amount" within the meaning of Code section 356(d) and will thus be fully taxable. The value of the stock received will not, however, be considered as excess principal amount and should not be taxable. Any gain recognized as a result of the Exchange Offer should be capital gain.

     Holders of Warrants who participate in the Exchange Offer and elect to receive only Common Stock consideration should not recognize any gain or loss.

     The tax basis of the Common Stock received by a Holder pursuant to the Exchange Offer should be equal to such Holder's adjusted tax basis in the Warrants transferred in exchange therefor, decreased by the amount of cash consideration received and increased by the amount of gain recognized. The holding period of the Common Stock received should include the period during which the Holder held the Warrants exchanged therefor.

     Holders of Warrants who do not participate in the Exchange Offer should not recognize any gain or loss as a result of other holders of Warrants participating in the Exchange Offer.

FEDERAL INCOME TAX CONSEQUENCES TO COMPANY

     As the result of Warrant holders participating in the Exchange Offer, (a) the Company should not recognize any gain or loss and (b) the Company's ability to use its net operating losses and certain other tax attribute carryovers and certain built-in losses should not be affected.

BACKUP WITHHOLDING AND REPORTING

     Holders of Warrants who participate in the Exchange Offer may be subject to backup withholding at the rate of 31% with respect to "reportable payments" which should include the cash portion of the consideration received pursuant to the Exchange Offer. The payor will be required to deduct and withhold the prescribed amounts if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a

"notified payee underreporting" described in Code Section 3406(c), or (d) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Code Section 3406(a)(1)(C). In general, if any one of the events listed above occurs, the Company may be required to withhold at a rate of 31%. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the Warrantholder's federal income tax liabilities, so long as the required information is provided to the IRS. The Company will report to the Warrantholders and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on the securities.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value.

COMMON STOCK

     Common Stock. Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock, including the election of directors. Holders of Common Stock are entitled to receive such dividends, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and non-assessable.

REDEEMABLE WARRANTS

     Class A Warrants. Each Class A Warrant entitles the registered holder to purchase one share of Common Stock and one Class B Warrant at an exercise price of $4.73 at any time until 5:00 p.m., New York City time, on August 13, 2000. The Class A Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class A Warrant if the "closing price" of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $7.30 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Class A Warrants must be redeemed if any are redeemed.

     Class B Warrants. Each Class B Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $6.37 at any time after issuance until 5:00 p.m. New York City Time, on August 13, 2000. The Class B Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class B Warrant, if the closing price of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.80 per share. All Class B Warrants must be redeemed if any are redeemed.

     General. The Class A Warrants and Class B Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, D.H. Blair Investment Banking Corp. and American Stock Transfer & Trust Company, New York, New York, as warrant agent, and are evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

     A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of American Stock Transfer & Trust Company, New York, New York, the warrant agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

     The Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

TRANSFER AGENT

     American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

BUSINESS COMBINATION PROVISIONS

     The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the law, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute's restrictions.

     The Company has not sought to "elect out" of the statute and, therefore, the restrictions imposed by such statute apply to the Company.

                                                                      Appendix A




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-KSB

         ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                   For the Fiscal year ended December 31, 1997

                           Commission File No. 0-26534

                           VION PHARMACEUTICALS, INC.
           (Name of Small Business Issuer as specified in its charter)

           DELAWARE                                     13-3671221
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)
         4 SCIENCE PARK
     NEW HAVEN, CONNECTICUT                               06511
(Address of principal executive offices)                (Zip Code)

         Issuer's telephone number, including area code: (203) 498-4210

         SECURITIES REGISTERED UNDER SECTION 12(b) OF THE EXCHANGE ACT:
                                      None

         SECURITIES REGISTERED UNDER SECTION 12(g) OF THE EXCHANGE ACT:
                               TITLE OF EACH CLASS
                                      Units
                          Common Stock, $0.01 par value
                                Class A Warrants
                                Class B Warrants

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing requirements for the past 90 days. Yes[X] No[ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this form 10-KSB. [X]

The Registrant's revenues for the most recent fiscal year were:  $5,271,133.

The aggregate market value of voting stock held by non-affiliates of the Registrant as of December 31, 1997 based upon of the last sale price of such stock on that date as reported by the NASDAQ SmallCap(SM) Market was $30,580,218. The number of shares of the Registrant's Common Stock outstanding as of December 31, 1997 was 9,833,934.

                      DOCUMENTS INCORPORATED BY REFERENCE:

Portions of Registrant's Proxy Statement for its Annual Meeting of Stockholders to be held on May 19, 1998 are incorporated by reference in Part III of this Report. Except as expressly incorporated by reference, Registrant's Proxy Statement shall not be deemed to be part of this Form 10-KSB.

                                     PART I

ITEM 1:  DESCRIPTION OF BUSINESS

GENERAL

         Vion Pharmaceuticals, Inc. (the 'Company') is a development stage biopharmaceutical company which has sponsored research projects and is engaged primarily in research and development of therapeutic products for the treatment of cancer. Pursuant to a license agreement entered into with Yale University ('Yale') in August 1994 (the 'Yale/OncoRx Agreement'), the Company has acquired the rights to certain oncology and antiviral related patents and technology. The Company believes that the licensed rights include several novel technologies which provide a broad technology base for the future development of therapeutic products.

         Research and Development. The Company's strategy is two-fold. First, the Company intends to engage principally in research and development with respect to anticancer and antiviral technologies through in-house research and through collaborative and sponsored research agreements. The Company's initial research and development will focus on the following core technologies: (i) porfiromycin (Promycin(R)), a hypoxic cancer cell therapeutic which targets oxygen-depleted cells that are otherwise resistant to radiation therapy, (ii) alkylating agent prodrugs, which are designed to be activated in cancer cells or the surrounding area and destroy cancer cells, (iii) novel nucleoside analogs which inhibit the Hepatitis B virus, (iv) ribonucleotide reductase inhibitors such as Triapine(TM), which may block the formation of the precursors of DNA and thereby inhibit the replication of cancer cells and (v) Tumor Amplified Protein Expression Therapy, or TAPET(TM), a novel gene therapy vector for the treatment of cancer. In addition to its core technologies, the Company has rights to several additional product candidates, including MelasynTM, a synthetic form of melanin. The Company's early research and development efforts were performed by academic collaborators. Since its initial public offering in August, 1995, the Company has recruited a scientific staff which is engaged directly in research and development although the Company also expects to continue to sponsor academic collaborators.

         The Company has developed small molecular weight, pharmaceutical agents with known mechanisms of activity. The Company initially intends to target projects for such agents based upon (i) the likelihood that commercially-viable products can successfully be developed using technology currently available to the Company with no additional acquisition or licensing costs, (ii) the potential commercial market for the product and (iii) the projected time to market of the product.

         Strategic Partnerships. Second, the Company has concluded and will continue to pursue strategic partnerships with other companies to more effectively develop and eventually market technologies in its portfolio. In November, 1997, the Company and Boehringer Ingelheim International GmbH of Germany entered into an exclusive worldwide licensing agreement for the development and marketing of Promycin(R) (porfiromycin), Vion's lead anti-cancer agent. If the Company's TAPET program proves its ability to deliver growth-inhibiting therapy to tumor tissue, the Company intends to further develop TAPET as a platform technology in several ways. The Company intends to select existing effective anti-cancer agents for delivery using TAPET, and the Company may also contract with other pharmaceutical companies to use TAPET to deliver new, proprietary anti-cancer agents. Other technologies which are candidates for strategic partnerships include Triapine, (beta)-L-Fd4C and Melasyn.

OVERVIEW OF CANCER

         Cancer is characterized by uncontrolled cell division resulting in the development of a mass of cells, commonly known as a tumor, and invasion and spread (metastasis) of the cells. Cancerous tumors can arise in almost any tissue or organ within the human body. Cancer is believed to occur as a result of a number of factors, such as genetic predisposition, chemical agents, viruses and irradiation. These factors may result in genetic changes affecting the ability of cells to normally regulate their growth and differentiation. When a normal cell becomes cancerous it can spread (metastasize) to various sites in the body. Cancer is a devastating disease with tremendous unmet medical needs. It has been estimated by the American Cancer Society that there were 1.38 million new cases of cancer and 560,000 deaths from cancer in 1997 in the United States. Sixty percent of new cases of cancer are expected to result in death within five years. Cancer is the second leading cause of death in the U.S., exceeded only by heart disease. Since 1990, approximately 4 million Americans have died from cancer. The market for cancer therapeutics was approximately $6 billion in 1992 and is projected to total approximately $14 billion by the year 2000.

         Although several types of tumors can now be effectively treated with drugs, it is only in recent years that we have begun to see improvement in the survival rates for the most common tumors. The Company believes that recent developments in the understanding of the processes that regulate the proliferation and metastasis of malignant cells provides opportunities to discover and develop innovative products and approaches to treat cancer.

         The three most common methods of treating patients with cancer are surgery, radiation therapy and chemotherapy. A cancer patient often receives a combination of two or all three of these modalities. Surgery and radiation therapy are particularly effective in patients in which the disease is localized and has not yet spread to other tissues or organs. Surgery involves the removal of the tumor and adjacent tissue. In many cases where metastases have not yet occurred, however, surgery still cannot be performed because of the inaccessible location of the tumor or the danger of removing too much normal tissue along with the cancerous tissue.

         Radiation therapy involves the exposure of the tumor and surrounding tissue to ionizing radiation. The objective of radiation therapy is to kill the cancer cells with certain ionized molecules (free radicals) that are created in the parts of the body exposed to the ionizing radiation. Radiation, however, also kills or damages normal cells. Radiation therapy can result in varying levels of effectiveness, as well as in patient weakness, loss of appetite, nausea and vomiting, and loss of normal body functions, which may include bone marrow depression, gastrointestinal complications, kidney damage and damage to the peripheral nervous system. In some cases, radiation-induced mutations in bone marrow cells can lead to new secondary cancers, such as leukemia, years after treatment for other forms of cancer.

         Chemotherapy is the principal approach used for tumors that have metastasized. Chemotherapy seeks to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells. Chemotherapy involves the administration of cytotoxic drugs designed to kill cancer cells or the administration of hormone analogs to either reduce the production of, or block the action of, certain hormones such as estrogens and androgens which affect the growth of certain tumors. In many cases, chemotherapy consists of the administration of several different drugs in combination.

         In recent years, there have been significant advances in molecular biology, immunology and other related fields of biotechnology which have led to a better understanding of how malfunctioning genes can result in the formation of tumors. It is anticipated that these advances in biotechnology will lead to better ways to diagnose cancer and to prevent tumors from forming or becoming malignant. Other research has focused on mechanisms to efficiently deliver therapies to tumors. Ultimately, these emerging technologies may lead to genetic-based therapies aimed specifically at the genes which have malfunctioned and caused the cancer to form or spread, and to therapies that can selectively deliver antineoplastic agents to tumors.

         The Company believes that, for the foreseeable future, the principal means of combating cancer will continue to be through the surgical removal of tumors and the destruction of malignant cells through radiation therapy and chemotherapy, delivered systemically or in ways that make anticancer agents selectively more toxic to tumors. Therefore, the Company intends to take a balanced approach in its research and development efforts. It will continue to develop chemically defined small molecules based upon unique cellular targets discovered through biotechnology, while also pursuing development of vectors to deliver therapeutic agents to tumors.

RESEARCH AND DEVELOPMENT

         The Company is currently focusing on the following principal areas of research: (i) hypoxic cancer cell therapeutics, (ii) alkylating agent prodrugs,
(iii) novel nucleoside analogs, (iv) ribonucleotide reductase inhibitors and (v) Tumor Amplified Protein Expression Therapy, or TAPET. All of these technologies were licensed by the Company pursuant to the Yale/OncoRx Agreement and/or the Yale/MelaRx Agreement and are in the early development stage and require significant further research, development, testing and regulatory clearances. The Company's current research and development efforts were initiated by academic collaborators at Yale University and are being pursued at the Company and Yale with Company sponsorship.

         Hypoxic Cancer Cell Therapeutics. Solid tumors have been shown to contain cells with severe oxygen depletion known as hypoxic cells. The Company believes that one possible explanation for the failure of radiation therapy is the existence within tumors of hypoxic cells, although there is no direct proof in humans. The hypoxic tumor cells can often constitute 1-15% of the malignant cells contained in a tumor. Because radiation therapy requires oxygenation of the tissue in order to be effective, hypoxic cells are less susceptible to radiation therapy and tend to form a therapeutically resistant group within solid tumors. Even small quantities of hypoxic cells within a tumor provide the basis for tumor cells to survive and proliferate after most of the non-hypoxic malignant cells in the tumor have been eradicated by radiation treatment. Hypoxic cells also exhibit resistance to most standard chemotherapeutic agents.

          Investigators in Dr. Alan C. Sartorelli's laboratory at Yale have sought to develop chemotherapeutic agents which by virtue of their chemical and metabolic properties could be selectively toxic to hypoxic cells. One such agent identified by Dr. Sartorelli was Promycin, a bioreductive alkylating agent. Laboratory studies indicated that Promycin destroyed a greater percentage of hypoxic cells relative to oxygenated cells than other agents being tested. A Phase I/II trial was conducted at Yale on a limited number of people. In this initial study, of the 21 patients treated with radiation (and, in some cases, surgery) in conjunction with Promycin for certain types of cancer of the head and neck, seven remained alive with no evidence of the disease or the cancer after a median follow-up of 60 months. The Company believes that these results are better than would have been expected without the use of Promycin, although there can be no assurance that Promycin will prove to be efficacious in a more extensive study. Based on these findings, a Phase III trial has been initiated of Promycin in patients with head and neck cancer, which is designed to determine the efficacy of Promycin as an adjunct to radiation therapy for these conditions. The Phase III trial was initially conducted at Yale and the Company has expanded the Phase III program to include additional sites in Europe and the United States. The Company also plans to evaluate Promycin in other tumor types.

         The Company has obtained an exclusive license from Yale for the data regarding Yale's research on Promycin and the clinical studies of Promycin conducted by Yale. Because composition of matter patent protection is unavailable for Promycin, the Company has received Orphan Drug status with respect to the use of Promycin to treat head and neck cancer. In March, 1997, the Company also received Orphan Drug status with respect to the use of Promycin to treat cervical cancer.

         Alkylating Agent Prodrugs. Alkylating agents are used to treat a variety of cancers, with different alkylating agents being used to treat different malignancies. These drugs are highly reactive (i.e., react with a number of different types of cells) and, as a consequence, cause undesirable side effects. This reactivity may be controlled by converting alkylating agents to prodrug forms. This conversion is accomplished by the attachment of a prodrug component to the alkylating agent so as to block the reactivity of the compound. The prodrug component can be designed to be released by a variety of enzymes found predominantly in tumors or in the area surrounding the tumor cells. Cleavage of the prodrug component from the alkylating agent, so as to restore the reactivity of the alkylating agent, occurs within the target tumor or in the area surrounding the tumor, thus permitting greater tumor selectivity and activity and lowering the potential for toxicity.

         The Company has licensed several classes of alkylating agent prodrugs from Yale, including certain prodrugs which are the subject of three issued patents. Each of these alkylating agent prodrugs may target a unique property of a cancer cell, thereby destroying it. The Company is in the process of evaluating several lead candidates for development. The Company intends to extend its preclinical studies, which will include analytical studies, formulation and toxicological evaluation, and, if successful, intends to file an Investigational New Drug Application (IND).

         Novel Nucleoside Analogs. Antimetabolites are anticancer and antiviral agents which resemble natural cellular metabolites and therefore interfere with natural metabolic processes. Certain of the more significant antimetabolites inhibit the function of enzymes which are necessary for the synthesis of nucleotides (which are the building blocks of DNA and RNA) and therefore inhibit cell growth. Pursuant to the Yale/OncoRx Agreement, the Company has licensed from Yale a patent application relating to the nucleoside analog 3TC and its use as an anti-hepatitis B virus ('HBV') agent, and several patent applications relating to the nucleoside analogs (beta)-L-FddC and (beta)-L-Fd4C and their use as anti-HBV agents. These nucleoside analogs are antimetabolites and have shown, in preclinical studies, the ability to inhibit the replication of HBV. HBV is a causative agent of both acute and chronic forms of hepatitis which affects about 300 million people worldwide. HBV also predisposes its victims to the development of liver cancer. At present, no clinically useful drug is on the market for the treatment of HBV infections.

         The Company is aware of numerous patent applications and/or patents owned by third parties that also relate to 3TC and (beta)-L-FddC, and/or their uses as anti-HBV agents. The Company cannot predict whether its or its competitors' patent applications will result in valid patents being issued. See '--Patents, Licenses and Trade Secrets.' In October 1996 the U.S. Patent and Trademark Office issued a patent to Yale University covering the composition of matter and method of use of (beta)-L-Fd4C for treating HBV, and Yale has licensed to the Company exclusive worldwide rights to the patent including the use of (beta)-L-Fd4C for the treatment of HBV and AIDS. Due to the resources required, the Company intends to seek a strategic partner to further develop these anti-HBV agents.

         Ribonucleotide Reductase Inhibitors. The conversion of ribonucleotides to deoxyribonucleotides, which is catalyzed by ribonucleotide reductase, is a critical step in the synthesis of DNA in cells. If DNA is not synthesized, cells can replicate. The Company believes that a strong inhibitor of ribonucleotide reductase which targets cancer cells could act as a therapeutic agent. The Company has initiated a program to develop inhibitors of ribonucleotide reductase based on technology developed by Dr. Sartorelli and licensed under the Yale/OncoRx Agreement. The Company has licensed from Yale patented technology related to ribonucleotide reductase inhibitors. The Company has completed animal studies necessary to determine the pharmacological and toxicological profiles of its lead compound, Triapine (previously known as 3-AP or OCX-0191) . Triapine has demonstrated significant in vitro and in vivo activity against murine L1210 leukemia, the murine M109 lung carcinoma, and the human A2780 ovarian carcinoma. The Company filed an Investigational New Drug (IND) application for Triapine in December, 1997 and received clearance one month later from the FDA to proceed with Phase I clinical trials. The Company is in the process of initiating these studies at the University of Miami Hospital and Miami VA Hospital. Triapine's target indications are for solid tumors such as lung, breast, and colorectal cancer, and melanoma.

         TAPET. TAPET stands for Tumor Amplified Protein Expression Therapy, an enabling platform technology featuring a novel gene therapy vector for the treatment of cancer. Originated at Yale University and advanced at Vion and Yale with Vion's sponsorship, the TAPET system uses genetically-engineered bacteria as vectors to effectively target cancerous tumors, amplify within tumors and deliver prodrug converting enzymes and genes that are capable of regulating cell growth in tumor tissue. Screened for their significant activity in tumors, TAPET organisms selectively target and infect tumors, rapidly multiplying in them by several orders of magnitude relative to normal tissue. Bacteria from the

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

genus Salmonella, attenuated for virulence, were chosen because they multiply rapidly, can be easily modified genetically and have been found to grow under both aerobic (air) and anaerobic (lack of air) conditions, such as those that occur within solid tumors. The microorganisms have been designed to be highly selective for tumor tissue, greater than in normal tissue, and as an additional safeguard, the possibility for infection of normal tissue has been attenuated by bioengineering the organisms. In addition, TAPET vectors are designed to remain fully sensitive to antibiotics. This sensitivity allows for greater control since the vector can be cleared from the body in the presence of an antibiotic at any time during therapy. Tumor localization has been shown in animal models using TAPET strains in 12 tumor models including models of melanoma, breast, lung, colon, renal and liver cancer. Having developed this vector, the expression of multiple genes that are capable of regulating prodrug converting enzymes has been achieved. For example, the program has demonstrated in vivo activity for a bacterial strain which expresses the herpes simplex virus thymidine kinase gene for the conversion of ganciclovir to its toxic phosphorylated forms. To Vion's knowledge, the TAPET discovery effort is the only vector-based research program currently underway that is studying the use of bacterial as opposed to viral vectors for the treatment of cancer. Whereas viral vectors are delivered locally, TAPET bacterial vectors are delivered systemically, allowing for the potential treatment of tumors throughout the body whether their location is known or not. As a platform technology, Vion is developing a portfolio of TAPET organisms for itself and potential partners to deliver prodrug converting enzymes and/or cytokines to tumors. The Company believes that TAPET is unique in its ability to target solid tumor tissue and the vector's ability toreproduce at high levels within tumor tissue. Vion is developing TAPET in preclinical studies.

         Other Programs. The Company also intends to pursue other research and development projects leading to the development of anticancer therapeutics. The Company intends to seek collaborations with academic institutions, including additional arrangements with Yale, to obtain additional rights. The Company believes that its relationship with Dr. Sartorelli and Dr. Yung-Chi Cheng of Yale, both of whom are on the Company's Scientific Advisory Board, may provide the Company with the ability to obtain rights in connection with work being done in their laboratories. However, the Yale/OncoRx Agreement only granted to the Company rights to specific technologies and the Company does not have any right to obtain a license to any of the work being conducted in their laboratories and any such rights would be subject to reaching an agreement with Yale as to the terms of such license.


OTHER POTENTIAL PRODUCT CANDIDATES

         Melasyn(TM). Pursuant to a license agreement with Yale (the "Melasyn License"), the Company has obtained rights to a synthetic form of melanin which the Company has named Melasyn. Melanin is a pigment formed by cells in the skin which gives skin its color and protects it from sun damage by absorbing ultraviolet rays. Melasyn is a readily soluble form of melanin making it a novel and useful ingredient for formulation of skin care products and cosmeceuticals. In February, 1998 Vion agreed to license its Melasyn technology in an exclusive worldwide agreement with San Mar Laboratories, a leading manufacturer of private label cosmetics and pharmaceuticals. Under the terms of the agreement, Vion will grant an exclusive worldwide license to San Mar for the manufacture and sales of products containing Melasyn. Vion will receive a royalty on products sold by San Mar with guaranteed annual royalties over an initial three year period.

         The Company has also funded research projects relating to compounds to control pigmentation and chemotherapeutic products for treating melanoma. To date, such research has not provided any other products or product candidates which the Company presently plans to pursue, although the Company still has substantial financial commitments to Yale pursuant to such agreement. See '--Sponsored Research and License Agreements.'

         Termination of Berkeley Agreement. In October, 1997 the Company terminated a research agreement with The Regents of the University of California on behalf of the Berkeley Campus with regard to certain microfiltration technology and decided not to pursue negotiations to obtain licenses or options to obtain licenses for certain inventions resulting from this research. There are no continuing liabilities to the Company stemming from prior funding of this research.


COLLABORATIVE ARRANGEMENTS

         The Company is seeking collaborative agreements with pharmaceutical or biotechnology companies to develop certain of its product candidates. The Company believes that these arrangements will permit the Company to develop certain of its product candidates without incurring the substantial costs associated with development and may also provide an additional source of financing.

         In November, 1997 Boehringer Ingelheim International GmbH of Ingelheim, Germany and the Company announced that the two companies entered into an exclusive worldwide licensing agreement for the development and marketing of Promycin (porfiromycin), the Company's lead anti-cancer agent. Promycin, a bioreductive alkylating agent, is currently being investigated in Phase III clinical trials for use in combination with radiation therapy for solid tumors of the head and neck.

         The strategic agreement provides the Company with exclusive co-promotion rights to Promycin in North America. Roxane Laboratories, Inc. (a subsidiary of Boehringer Ingelheim) in the U.S. and the Company will co-promote Promycin in the United States. Boehringer Ingelheim will have exclusive worldwide rights to market and sell Promycin outside North America. In exchange for these rights, Boehringer Ingelheim paid the Company up front licensing fees, and is obligated to pay development milestones and royalties on future sales of Promycin outside North America.

         Both Boehringer Ingelheim and the Company will share in worldwide development costs. In addition, Boehringer Ingelheim made an equity investment in Vion at a premium to the then current market price. Vion will manufacture and supply Promycin for all territories.

SPONSORED RESEARCH AND LICENSE AGREEMENTS

         Yale/OncoRx Agreement. Pursuant to a License Agreement dated August 31, 1994, as amended, Yale granted to Vion an exclusive, non-transferable, worldwide license to make, have made, use, sell and practice certain inventions and research for therapeutic and diagnostic purposes. The licensed technology includes several of the core technologies on which the Company initially intends to focus. See '--Research and Development.' The term of the license is the expiration of any patents relating to any inventions or, with respect to non-patented inventions or research, 17 years. Yale has retained the right to make, use and practice the inventions and research for non-commercial purposes. The Yale/OncoRx Agreement also provides that if Yale, pursuant to its own research, identifies potential commercial opportunities for the inventions and research, Yale will give the Company a first option to negotiate a commercial license for such commercial opportunities. Pursuant to the Yale/OncoRx Agreement, the Company issued to Yale 159,304 shares of common stock, granted certain registration rights to Yale with respect to these shares of Common Stock and made a payment of $50,000. In addition, Yale is entitled to royalties on sales, if any, of resulting products and sub-licensing revenues and, with regard to one patent, milestone payments based on the status of clinical trials and regulatory approvals. In July 1997 the Company and Yale amended this license agreement and the Yale/MelaRx Agreement to reduce certain amounts payable by the Company under such agreements. As a result, the Company issued an additional 150,000 shares of common stock to Yale. The Company has agreed with Yale that the Company will plan and implement appropriate research and development with respect to commercialization of products based on the licensed inventions and research. In the event that the agreement is terminated for breach, all rights under licenses previously granted terminate. Accordingly, a default as to one product could affect the Company's rights in other products.

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

         Subsequent to entering into the Yale/OncoRx Agreement, the Company paid $345,000 as unrestricted grants to fund certain research at Yale, including research in Dr. Cheng's laboratory. The Company made additional unrestricted grants to Yale of $345,000 in November 1995 and November 1996, and $86,250 in September 1997 for continued support of this research. There can be no assurance that these funds will be used to conduct research relating to products which the Company desires to pursue. Additionally, to the extent that such research results in technologies not covered by the Yale/OncoRx Agreement, the Company may be unable to utilize such technologies unless it negotiates additional license agreements.

         Yale/MelaRx Agreement. Pursuant to a Research Agreement dated September 23, 1988, as amended and restated as of August 1, 1992, Yale has agreed to perform a research program under the supervision of Dr. John Pawelek, while he is employed by Yale. The research program has primarily involved synthetic melanin and products designed to control the effects of ultraviolet radiation. In addition, under the Company's TAPET program, Dr. Pawelek is conducting certain research regarding the use of a bacterial vector in connection with genetic therapy for melanoma. The Company has agreed to reimburse Yale for its direct and indirect costs in connection with the research program in an amount currently equal to $899,023 per year. Except to the extent of inventions made solely by the Company's employees, Yale will be the owner of any inventions resulting from the research and the Company will have an option to obtain an exclusive license (to the extent Yale has the right to grant such a license) with respect to the inventions. The Company and Yale entered into a License Agreement dated December 15, 1995 pursuant to which the Company received a non-transferable worldwide exclusive license to three inventions relating to gene therapy for melanoma. Pursuant to this agreement the Company paid Yale a $100,000 fee and has agreed to make milestone payments based on the status of clinical trials and regulatory approvals. In addition, Yale is entitled to royalties on sales, if any, of resulting products and sub-licensing revenues. The Yale/MelaRx Agreement is for a term ending June 30, 1998, subject to earlier termination by the Company if Dr. John W. Pawelek is no longer the principal investigator. The Company is in discussions with Yale to extend this agreement.

         Pursuant to the Yale/MelaRx Agreement, Yale and the Company have entered into five license agreements which grant the Company exclusive licenses to make, use, sell and practice the inventions covered by certain patents. Each such license agreement requires the Company to pay to Yale royalties based on a percentage of net sales of the products covered and sublicensing income. In addition, the licenses provide that they are terminable in the event the Company does not exercise due diligence in commercializing the licensed technology.

COMPETITION

         Competition in the biopharmaceutical industry is intense and based significantly on scientific and technological factors, the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. Moreover, the biopharmaceutical industry is characterized by rapidly evolving technology that could result in the technological obsolescence of any products developed by the Company. The Company competes with specialized biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Most of the Company's competitors have substantially greater financial, technical and human resources than the Company and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in preclinical testing and human clinical trials and in obtaining regulatory approvals. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with the Company in recruiting and retaining highly qualified scientific personnel and consultants.

         Existing therapies to treat cancer have varying degrees of success. Many products are under development by competitors for the treatment of cancer, some of which may compete directly with the Company's proposed products. Some of these product candidates may be in advanced stages of clinical trials. The existence of these products, or other products or treatments of which the Company is not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by the Company. There can be no assurance that research and development by others will not render the Company's potential products obsolete or uneconomical or result in treatments or cures superior to any therapy developed by the Company, or that any therapy developed by the Company will be preferred to any existing or newly developed technologies.

         The timing of market introduction of some of the Company's potential products or of competitor's products may be an important competitive factor. Accordingly, the relative speed with which the Company can develop products, complete preclinical testing, clinical trials and regulatory approval processes and supply commercial quantities to market are expected to be important competitive factors. In addition, the Company may apply for Orphan Drug designation by the FDA for its proposed products. To the extent that a competitor of the Company develops and receives Orphan Drug designation and marketing approval for a drug to treat the same indication prior to the Company, the Company may be precluded from marketing its product for a period of seven years. See '--Government Regulation.'

PATENTS, LICENSES AND TRADE SECRETS

         The Company's policy is to protect its technology by, among other things, filing patent applications for technology which it considers important to the development of its business. The Company intends to file additional patent applications, when appropriate, relating to new developments or improvements in its technology and other specific products that it develops. The Company also relies on trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position.

          In connection with the Yale/MelaRx Agreement, the Company is the exclusive licensee of a number of filed patent applications relating to the Company's TAPET platform technology which provide for methods for diagnosing and/or treating various solid tumor cancers, including but not limited to melanoma, lung cancer, breast cancer and colon cancer. The Company is also the exclusive licensee of issued United States and foreign utility patents and pending patent applications relating to synthetic melanins and methods for using synthetic melanins, such as, for sunscreening or self-tanning agents. Of the United States patents and patent applications, however, only two pending patent applications are relevant to the Company's Melasyn product(s). The Company has filed or plans to file corresponding applications relevant to the Melasyn products for patent protection in foreign countries.

          In connection with the Yale/OncoRx Agreement, the Company is the exclusive licensee of four issued and one pending United States patents relating to its alkylating agent prodrug technology, including patents relating to novel sulfonylhydrazine methylating agents and their use for treatment of trypanosomiasis and cancer and to novel 1-alkyl-2-acyl-1,2-disulfonylhydrazines and their use for controlling neoplastic cell growth. The Company is also the exclusive licensee of a number of issued and pending United States and foreign patent applications relating to (beta)-L-Fd4C and (beta)-L-FddC, their composition and use for the treatment of HIV and HBV infections and their use in combination with other anti AIDS agents, a pending United States patent application relating to 3TC and its use for the treatment of hepatitis B virus
(HBV) infection, as well as issued patents and patent applications related to Triapine(TM) and other ribonucleotide reductase inhibitors.

         Competitors or potential competitors have filed applications for, or have been issued, patents and may obtain additional patents and proprietary rights relating to compounds or processes competitive with those of the Company. Accordingly, there can be no assurance that the patent applications licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology; nor can there be any assurance that others will not obtain patents that the Company would need to license or circumvent.

         The U.S. Patent and Trademark Office has issued patents to Yale University covering the composition of matter and method of use of (beta)-L-Fd4C and of (beta)-L-FddC for treating HBV and

HIV, and Yale has licensed to the Company exclusive worldwide rights to the patents including the use of (beta)-L-Fd4C for the treatment of HBV and AIDS. In addition Yale has also licensed to the company rights to a pending patent application covering the use of these agents in combination with other nucleoside anti-HIV drugs.

         With respect to (beta)-L-FddC, the Company is aware that patent applications have been filed by Biochem Pharma, Inc. that relate to
(beta)-L-FddC and its use as an anti-HBV agent. These patent application(s) claim priority to a United Kingdom patent application having a filing date earlier than the filing dates of all the applications and issued patents relating to (beta)-L-FddC that have been licensed to the Company. In the event that an interference were to be declared the Company believes that it may be able to prove that it is entitled in its licensed, issued patent to priority of invention for claims directed to the composition and use of (beta)-L-FddC as an anti-HBV agent. However, there is a risk that the Company will not prevail in proving that it is so entitled, and that others will be awarded patent protection for such claims.

         The Company is aware that patent applications, some of which have issued as patents, have been filed by IAF Biochem International, Inc., Emory University, Glaxo Group Limited and the University of Georgia Research Foundation, that relate to, enantiomerically enriched racemic mixtures containing 3TC, methods of preparation, and use of 3TC or racemic mixtures containing 3TC as an antiviral agent. Some of these patent applications have earlier filing dates than the patent applications licensed to the Company, and thus may prevent the Company from obtaining patent protection in the applications it has licensed. The Company believes that it may be able to prove that it is entitled in its licensed applications to priority of invention for claims directed to the use of 3TC as an anti-HBV agent. However, there is a substantial risk that the Company will not prevail in proving that it is so entitled, and that others will be awarded patent protection for such claims. The patent applications filed by third parties that relate to 3TC will likely prevent the Company from obtaining product claims to 3TC in the patent applications it has licensed. If the Company were able to obtain a patent with claims directed to the use of 3TC as an anti-HBV agent, it would have the right to exclude only from using 3TC as an anti-HBV agent. Other third parties, in addition to those described above, may also have filed patent applications relating to 3TC, (beta)-L-FddC and (beta)-L-Fd4C and/or their uses as anti-HBV agents.

         The Company or its licensors is prosecuting the patent applications licensed to the Company with the United States Patent and Trademark Office but the Company does not know whether any of its applications will result in the issuance of any patents or, if any patents are issued, whether any issued patent will provide significant proprietary protection or will be circumvented or invalidated. During the course of patent prosecution, patent applications are evaluated, inter alia, for utility, novelty, nonobviousness and enablement. The United States Patent and Trademark Office may require that the claims of an initially filed patent application be amended if it is determined that the scope of the claims include subject matter that is not useful, novel, nonobvious or enabled. Furthermore, in certain instances, the practice of a patentable invention may require a license from the holder of dominant patent rights. In cases where one party believes that it has a claim to an invention covered by a patent application or patent of a second party, the first party may provoke an interference proceeding in the United States Patent and Trademark Office or such a proceeding may otherwise be declared by the Patent & Trademark Office. In general, in an interference proceeding, the Patent and Trademark Office would review the competing patents and/or patent applications to determine the validity of the competing claims, including but not limited to determining priority of invention. Any such determination would be subject to appeal in the appropriate United States federal courts.

         There can be no assurance that additional patents for the Company's products will be obtained, or that issued patents will provide substantial protection or be of commercial benefit to the Company. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder may license the technology to others in settlement of such litigation.

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The invalidation of key patents owned by or licensed to the Company or non-approval of pending patent applications could create increased competition, with potential adverse effects on the Company and its business prospects. In addition, there can be no assurance that any application of the Company's technology will not infringe patents or proprietary rights of others so that, as a result of such infringement, licenses that might be required for the Company's processes or products would be available on commercially reasonable terms, if at all.

         The Company cannot predict whether its or its competitors' patent applications will result in valid patents being issued. Litigation, which could result in substantial cost to the Company, may also be necessary to enforce the Company's patent and proprietary rights and/or to determine the scope and validity of others proprietary rights. The Company may participate in interference proceedings that may in the future be declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company. There can be no assurance that the outcome of any such litigation or interference proceedings will be favorable to the Company or that the Company will be able to obtain licenses to technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost.

         The patent position of biotechnology and biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and biopharmaceutical patents. Accordingly, there can be no assurance that patent applications owned or licensed by the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

         The Company also expects to rely on unpatented technology, trade secrets and information and no assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to the Company's technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented technology, trade secrets and information. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all inventions conceived by the individual in the course of employment or in the providing of services to the Company and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's information in the event of unauthorized use or disclosure of such confidential information.

GOVERNMENT REGULATION

         Overview. Regulation by state and federal governmental authorities in the United States and foreign countries is a significant factor in the manufacture and marketing of the Company's products and in its ongoing research and product development activities. All the Company's products will require regulatory clearances or approvals prior to commercialization. In particular, drugs, biologicals and medical devices are subject to rigorous preclinical testing and other approval requirements by the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the 'FDC Act') and the Public Health Service (PHS) Act and regulations promulgated thereunder, as well as by similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the testing, manufacturing, safety, labeling, packaging, advertising, storage, registration, listing and recordkeeping related to marketing of such products. The process of obtaining these clearances or approvals and the subsequent compliance with appropriate federal statutes and regulations require the expenditure of substantial resources. Any failure by the Company or its collaborators or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect the manufacturing and marketing of products being developed by the Company and its ability to receive product or royalty revenues. There can be no assurance that any required FDA or other regulatory approval will be granted or, if granted, will not be withdrawn.

         Drugs and Biologicals. Preclinical development of diagnostic and therapeutic drugs and biological products is generally conducted in the laboratory to evaluate the safety and the potential efficacy of a compound by relevant in vitro (e.g., cell culture) and in vivo (e.g., animal model) testing. When a product is tested prospectively to determine its safety for purposes of obtaining FDA approvals or clearances, such testing must be performed in accordance with good laboratory practices for nonclinical studies. The results of preclinical testing are submitted to the FDA as part of an investigational new drug application (IND). The IND must become effective, informed consent must be obtained from clinical subjects, and the study must be approved by an institutional review board (IRB) before human clinical trials can begin.

         Regulatory approval often takes a number of years and involves the expenditure of substantial resources. Approval time also depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Typically, clinical evaluation involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the tolerated drug dose, early safety profile, proper scheduling, the pattern of drug distribution, absorption and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine efficacy, dose-response relationships and expanded evidence of safety. In Phase III, large-scale, multi-center, controlled clinical trials are conducted in order to (1) provide enough data for statistical proof of safety and efficacy, (2) compare the experimental therapy to existing therapies, (3) uncover any unexpected safety problems, such as side-effects, and (4) generate product labeling. In the case of drugs for cancer and other life-threatening diseases, the initial human testing is generally conducted in patients rather than in healthy volunteers. Because these patients are already afflicted with the target disease, it is possible that such studies will provide results traditionally obtained in Phase II trials. These trials are referred to as 'Phase I/II' trials.

         The results of the preclinical and clinical testing are submitted to the FDA either as part of a New Drug Application ('NDA') (for drugs) or a Product License Application ('PLA') (for biologics) for approval to commence commercial distribution. For a biological, the manufacturer generally must also obtain approval of an establishment license application (ELA). In responding to an NDA or PLA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. A minimum of several years is generally required to obtain approval after submission of an NDA or PLA. There can be no assurance that approvals will be granted on a timely basis, if at all. The FDA also normally conducts a pre-approval inspection and other occasional inspections of an applicant's facilities to assure compliance with current good manufacturing practices. Further, stringent FDA regulatory requirements continue after a product is approved for marketing, and changes to products or labeling can require additional approvals. If products are approved for marketing, the Company will be subject to stringent post-marketing requirements, and there can be no assurance that regulatory or enforcement action will not occur, which would potentially limit the Company's ability to market its products.

         The Company also will be subject to widely varying foreign regulations governing clinical trials and pharmaceutical sales. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The Company intends, to the extent possible, to rely on foreign licensees to obtain regulatory approval for marketing its products in foreign countries.

         Orphan Drug Designation. Under the Orphan Drug Act, a sponsor may obtain designation by the FDA of a drug or biologic as an 'orphan' drug for a particular indication. Orphan Drug designation is granted to drugs for rare diseases or conditions, including many cancers, with a prevalence of less than 200,000 cases in the U.S. The sponsor of a drug that has obtained Orphan Drug designation and which is the first to obtain approval of a marketing application for such drug is entitled to marketing exclusivity for a period of seven years for the designated indication. This means that no other company can market the same Orphan Drug for the same indication approved by the FDA for seven years after approval unless such company proves its drug is clinically superior or the approved Orphan Drug marketer cannot supply demand for the drug. Legislation is periodically considered which could significantly affect the Orphan Drug law. The Company received Orphan Drug designation for Promycin in September, 1995 to treat head and neck cancer and in May, 1997 received FDA approval of its request for orphan drug status for the use of Promycin to treat cervical cancer. It intends to seek this designation for other products where appropriate. There can be no assurance that future changes to the Orphan Drug Act would not diminish the value of any orphan drug designation obtained by the Company.

         Drugs for Life Threatening Illnesses. FDA regulatory procedures established in 1988 are intended to speed further the availability of new drugs intended to treat life-threatening and severely debilitating illnesses. These procedures provide for early and continuous consultation with the FDA regarding preclinical and clinical studies necessary to gain marketing approval. This regulatory framework also provides that if Phase I results are promising, Phase II clinical trials may be designed that obviate the need for lengthy, expensive Phase III testing. Notwithstanding the foregoing, approval may be denied by the FDA or traditional Phase III studies may be required. The FDA may also seek the Company's agreement to perform post-approval Phase IV studies.

         The FDA has announced that the accelerated approval concept is being expanded for cancer drugs. The proposed changes are designed to speed drug approvals by requiring less extensive preapproval testing in some circumstances. Specifically, the FDA has stated that it may approve these drugs based on the basis of surrogate markers. 'Partial responses,' such as a drug's effectiveness at short-term tumor shrinkage, that the FDA believes are clear indicators of therapeutic effect, would be sufficient to demonstrate efficacy for these drugs. This is in contrast to requiring the traditional 'full-endpoint' measures of improved survival or quality of life. Other provisions of the new initiatives include proactive solicitation by the FDA of expanded access filings for foreign-approved cancer agents and greater patient representation on the FDA's Oncology Drugs Advisory Committee. Although agency officials have estimated that the changes will reduce by as much as a year the normal development time for most cancer drugs, it is uncertain whether and how these initiatives will actually be implemented by FDA and whether they will have a significant impact on the approval process for cancer drugs.

MANUFACTURING AND MARKETING

         The Company has no experience in manufacturing or marketing products and has not yet commercially introduced any products. The Company does not now have resources to manufacture or market on a commercial scale any products that it may develop. To be successful, the Company's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Initially, the Company intends to manufacture products through contracts with manufacturers and believes that contract manufacturing will be readily available. In the event that the Company decides to establish a manufacturing facility, the Company will require substantial additional funds and will be required to hire and retain significant additional personnel and comply with the extensive GMP regulations mandated by FDA which are applicable to such a facility.

         Upon FDA approval of one of the Company's product candidates, the Company would develop a sales force targeting oncology doctors and clinics to market its products. The Company currently has no marketing or sales staff and there can be no assurance that the Company will be able to establish such a sales force or be successful in gaining market acceptance for its products.

HUMAN RESOURCES

         As of December 31, 1997, the Company had 31 full-time employees, including 22 scientists and technicians. The Company has plans to hire 11 additional employees over the next 12 months to support continuing progress in both research and development. The Company's employees are not covered by any collective bargaining agreement.

 ITEM 2.  PROPERTIES

         The Company is currently leasing approximately 19,000 square feet of office and laboratory space on three floors of a building at 4 Science Park, New Haven, Connecticut. The lease is for a three-year term ending in 1999 at a rental of $164,245 per year, with a right to renew for an additional three years. The Company believes that its current space will meet the Company's requirements for the foreseeable future.

ITEM 3.  LEGAL PROCEEDINGS

         There is no material legal proceeding pending against the Company or any of its property, nor was any such proceeding terminated during the fourth quarter of the year ended December 31, 1997.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matters were submitted to a vote of shareholders of Vion Pharmaceuticals, Inc. during the fourth quarter of fiscal year 1997.

PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED SHAREHOLDER MATTERS

MARKET INFORMATION FOR COMMON STOCK

         The Common Stock of the Company has traded on The Nasdaq SmallCap Market(SM) under the symbol VION since April 29, 1996. From August 14, 1995 to April 26, 1996 the Common Stock traded on The Nasdaq SmallCap Market(SM) under the symbol OCRX. The following table reflects the range of high and low bid prices of the Company's Common Stock for each of the calendar quarters in 1996 and 1997. This information is based on closing bid prices as reported by The Nasdaq Stock Market(SM) and such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                                                      1996                                 1997
                                           ----------------------------       -------------------------------
                                               HIGH           LOW                HIGH             LOW
               First Quarter                  4-3/4            3                6-1/4              3
               Second Quarter                 7-3/4          3-1/2              5-1/8            3-3/8
               Third Quarter                  5-1/4          3-3/4              5-7/16           3-5/8
               Fourth Quarter                4-11/16         2-7/8                6             2-13/16


RECENT SALES OF UNREGISTERED SECURITIES

         On August 20, 1997, the Company completed a private placement of 4,850 shares of Class B Convertible Preferred Stock, at $1,000 per share, resulting in net proceeds to the Company of $4,481,450. Shares of the Class B Preferred Stock may also be eligible, under certain circumstances, to receive dividends paid in Class C Preferred Stock. At year-end, 3,903 shares of Class B Convertible Preferred Stock were convertible into 987,766 shares of the Company's common stock, including an accretion of 8% per annum. In addition, 689 shares of Class B Convertible Preferred Stock were convertible into 225,700 shares of the Company's common stock, including an accretion of 8% per annum and dividends. The Class C Preferred Stock is convertible into shares of common stock at the average closing bid price of the Company's common stock for thirty consecutive business days ended on the closing date and is not entitled to dividends.

         The sale of the shares described above were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of these securities was without the use of an underwriter.

         On November 24, 1997, the Company and Boehringer Ingelheim International GmbH of Germany entered into an exclusive worldwide licensing agreement for the development and marketing of Promycin. In connection with this transaction, the Company received net proceeds of $2,869,801 from the sale of 448,336 shares of common stock to Boehringer Ingelheim International GmbH at a premium to the then current market price.

HOLDERS

         At February 10, 1998 there were approximately 220 holders of record of common stock.

DIVIDENDS

         The Company has paid no cash dividends and does not expect to pay cash dividends in the foreseeable future. The certificate of designations for the Company's Class A Convertible Preferred Stock ('Class A Preferred Stock') precludes the Company from paying cash dividends on the Common Stock so long as shares of Class A Preferred Stock are outstanding, without the consent of holders of a majority of the Class A Preferred Stock. The holders of the outstanding Class A Preferred Stock are entitled to receive semi-annual dividends, on a cumulative basis, equal to five percent (5%) (on a per annum basis) of the Class A Preferred Stock held by such holder, payable, in arrears, in additional shares of Class A Preferred Stock. If and when the Company declares any dividend or distribution on the Common Stock (other than a stock dividend), the Company is required to declare a like dividend or distribution on the number of shares of Common Stock into which shares of Class A Preferred Stock is then convertible.

         The certificate of designations for the Company's Class B Convertible Preferred Stock (`Class B Preferred Stock') provides that holders of Class B Preferred Stock may receive a special dividend payable in Class C Convertible Preferred Stock if they convert their Class B Preferred Stock into the Company's common stock under certain circumstances. Payment of such dividends is dependent upon the holding period of the Class B Preferred Stock. The holders of the Class C Convertible Preferred Stock are not entitled to receive dividends on the Class C Convertible Preferred Stock.

         The Company currently intends to retain any future earnings to finance the growth and development of its business.

ITEM 6.  PLAN OF OPERATIONS

GENERAL

         The Company is a development stage biopharmaceutical company. Its activities to date have consisted primarily of research and development sponsored by it pursuant to two separate license agreements with Yale University, negotiating and obtaining other collaborative agreements, recruiting management and other personnel, securing its facilities and raising equity and debt financing. The Company's revenues consist of research grants, technology license fees and reimbursements for research expenses. The Company has not generated any revenues from product sales and has incurred substantial operating losses from its activities.

         The Company intends to use a substantial portion of the net proceeds of its August, 1997 private financing, equity investment, initial payments and reimbursed cost sharing from the November 24, 1997 exclusive worldwide licensing agreement with Boehringer Ingelheim International GmbH to fund its plan of operations, which includes the following elements through December 1998:

- Continue to develop internal research and development capabilities and conduct research and development with respect to the Company's core technologies and other product candidates which may be identified by the Company. The Company expects to incur substantial expenditures for research and development expenses. During the next twelve months, the Company plans to hire eleven additional employees primarily in research and development positions.

- Conduct Phase III clinical studies in the U.S. and Europe of Promycin for treatment of cancer of the head and neck.

- Continue to support research and development being performed at Yale University and by other collaborators and seek additional collaborative agreements.

- Seek to acquire, generally through in-licensing, oncology-related products that can be marketed without significant additional development activities.


         The Company currently estimates that anticipated revenues, the remaining net proceeds of its private placement in August, 1997, equity investment, initial payments and reimbursed cost sharing from the agreement with Boehringer Ingelheim International GmbH and its existing cash and equivalents will be sufficient to fund its planned operations until approximately December 1998. In the event of delays or unexpected problems in product development, cost overruns, or other unanticipated expenses commonly associated with a company in an early stage of development, the Company will require additional funds. In addition, the Company will need substantial additional financing, beyond this period to fund further research and development and the Company's working capital requirements. As of December 31, 1997 the Company estimates that the amount required to fund operations for the next twelve months is at approximately $15,400,000, of which approximately $6,100,000 is subject to reimbursement under the terms of a collaboration agreement. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, relationships with strategic partners, changes in focus and direction of the Company's research and development programs, competitive and technological advances, the regulatory process in the United States and abroad and other factors.

         The Company has not made an assessment of its Year 2000 issues, although the Company believes that there will not be a material impact on its operations.

FORWARD-LOOKING STATEMENTS - CAUTIONARY FACTORS

         Statements included in this Form 10-KSB which are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to: the inability to raise additional capital, the possibility that any or all of the Company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the Company from marketing its products, and the possibility that third parties will market a product equivalent or superior to the Company's product candidates.

ITEM 7.    FINANCIAL STATEMENTS

         This information appears in a separate section of this report following
Part III.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Incorporated herein by reference to the Registrant's Proxy Statement for its Annual Meeting of Stockholders to be held in 1998.

ITEM 10. EXECUTIVE  COMPENSATION

         Incorporated herein by reference to the Registrant's Proxy Statement for its Annual Meeting of Stockholders to be held in 1998.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Incorporated herein by reference to the Registrant's Proxy Statement for its Annual Meeting of Stockholders to be held in 1998.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Incorporated herein by reference to the Registrant's Proxy Statement for its Annual Meeting of Stockholders to be held in 1998.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits

 EXHIBIT
NUMBER  DESCRIPTION

   2.1 -- Agreement and Plan of Merger among MelaRx Pharmaceuticals, Inc., OncoRx Research Corp. and OncoRx, Inc. dated as of April 19, 1995(1)
   2.2  -- Certificate of Merger, dated April 20, 1995(1)
   3.1 -- Restated Certificate of Incorporation of the Registrant, as amended(2)
   3.2  -- By-laws of the Registrant(1)
   4.1  -- Form of Bridge Note(1)
   4.2 -- Form of Warrant Agreement for Warrants issued in connection with the bridge financing(1)
   4.3  -- Form of Underwriter's Unit Purchase Option(1)
   4.4  -- Form of Placement Agent's Warrant(1)
   4.5  -- Form of Warrant Agreement for Class A and Class B Warrants(1)

  10.1  -- License Agreement between Yale University and Old OncoRx, dated as of August 31, 1994(1)
  10.2  -- Letter Agreement between Yale University and Old OncoRx dated August 19, 1994(1)
  10.3  -- Extension Agreement between Yale University and MelaRx
           Pharmaceuticals, Inc., dated as of July 1, 1992(1)
  10.4 -- Form of License Agreement between Yale University and MelaRx Pharmaceuticals, Inc.(1)
  10.5  -- Letter Agreement between Yale University and MelaRx
           Pharmaceuticals, Inc., dated as of February 2, 1995(1)
  10.6 -- Research Agreement between The Regents of the University of California and MicroFab Biosystems, Inc., dated as of July 25, 1994
           (1)

  10.7 -- Option Agreement between The Regents of the University of California and MicroFab Biosystems, Inc. dated as of July 25, 1994(1)
  10.8 -- Consulting Agreement between Mauro Ferrari and MicroFab Biosystems, Inc., dated as of July 25,1994(1)
  10.9 -- Option Agreement between MelaRx Diagnostics Inc. and Response Biomedical Corp., dated as of March 30, 1995(1)
  10.10 -- Distribution Agreement between MelaRx Diagnostics Inc. and Response Biomedical Corp., dated April 4, 1995(1)
  10.11 -- Employment Agreement between the Registrant and John A. Spears, dated as of January 16, 1995(1)
  10.12 -- 1995 Stock Option Plan of Old OncoRx(1)
  10.13 -- Stock Option Agreement between Old OncoRx and John A. Spears, dated February 2, 1995(1)
  10.14 -- Employment Letter from MelaRx Pharmaceuticals, Inc. to Thomas Mizelle, dated as of July 29, 1994(1)
  10.15 -- Marketing Services Agreement between MelaRx Pharmaceuticals, Inc.
           and Creative Polymers, Inc. dated as of March 21, 1994(1)
  10.16 -- Amended and Restated 1993 Stock Option Plan of the Registrant(3)
  10.17 -- Lease Agreement between Science Park Development Corporation and
           Vion Pharmaceuticals, Inc., dated as of February 1, 1996
  10.18 -- Option Agreement between the Registrant and PMP, Inc., dated April 27, 1995(1)
  10.19 -- Agreement between MelaRx Pharmaceuticals, Inc. and certain shareholders, dated February 17, 1995(1)
  10.20 -- Consulting and Finder's Agreement between MelaRx Pharmaceuticals, Inc. and Jacob A. Melnick, dated June 4, 1992, as amended by Agreement dated February 17, 1995(1)
  10.21 -- Form of Indemnification Agreement(1)
  10.22 -- Letter Agreement between Yale University and OncoRx, Inc. (formerly MelaRx Pharmaceuticals, Inc.), dated July 5, 1995(1)
  10.23 -- Lease between Science Park Development Corporation and OncoRx, Inc. dated August 10, 1995(4)
  10.24 -- Master Lease Agreement between Citicorp Leasing, Inc. and OncoRx, Inc. dated September 27, 1995(4)
  10.25 -- Sale and Leaseback Agreement and Master Equipment Lease Agreement between FINOVA Technology Finance, Inc. and Vion Pharmaceuticals, Inc. dated as of October 17, 1996 (5)
  10.26 -- Clinical Development Agreement between Vion Pharmaceuticals, Inc. Covance Clinical Research Unit Ltd. and Covance Inc. (Confidential treatment has been granted with regard to certain provisions of this exhibit) (6)
  10.27 -- Amendment No. 1 to License Agreement between Yale University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx, Inc.) dated as of June 12, 1997
           (6)
  10.28 -- Amendment No. 2 to License Agreement between Yale University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx, Inc.) dated as of June 12, 1997
           (6)
  10.29 -- Collaborative Development and Distribution Agreement between Boehringer Ingelheim International GmbH and Vion Pharmaceuticals, Inc. dated November 24, 1997 (Confidential treatment has been requested with regard to certain provisions of this exhibit)
  10.30 -- Sale and Leaseback Agreement between FINOVA Technology Finance, Inc. and Vion Pharmaceuticals, Inc. dated as of December 10, 1997
   21.1 -- Subsidiaries of the Registrant
   23.1 -- Consent of Ernst & Young L.L.P.
   27.1 -- Financial Data Schedule

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 33-93468), effective August 14, 1995.

(2) Incorporated by reference to the Company's Quarterly Report on form 10-QSB for the quarterly period ended September 30, 1997.

(3) Incorporated by reference to the Company's Registration Statement on Form S-8 (File No. 333-39407), effective November 4, 1997.

(4) Incorporated by reference to the Quarterly Report on form 10-QSB for the quarter ended September 30, 1995.

(5) Incorporated by reference to the Annual Report on form 10-KSB for the fiscal year ended December 31, 1996.

(6) Incorporated by reference to the Quarterly Report on form 10-QSB for the quarter ended June 30, 1997.


(b) Reports on Form 8-K.

              During the final quarter of the Company's 1997 fiscal year, the Company filed with the Commission on December 1, 1997 a Current Report on Form 8-K dated November 28, 1997 regarding consummation of its strategic partnership with Boehringer Ingelheim International GmbH.

SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 11, 1998                              VION PHARMACEUTICALS, INC.
       --------------


                                           By:      /S/ THOMAS E. KLEIN
                                                    -------------------
                                                        Thomas E. Klein
                                                    Vice President, Finance and
                                                     Chief Financial Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                      TITLE                              DATE


/S/  WILLIAM R. MILLER         Chairman of the Board              March 11, 1998
--------------------------
William R. Miller



/S/     JOHN A. SPEARS         Director, President and Chief      March 11, 1998
--------------------------
John A. Spears                 Executive Officer (Principal
                               Executive Officer)


/S/   THOMAS E. KLEIN          Vice President--Finance and        March 11, 1998
--------------------------
Thomas E. Klein                Chief Financial Officer (Principal
                               Financial and Accounting Officer)


/S/ MICHEL C. BERGERAC         Director                           March 11, 1998
--------------------------
Michel C. Bergerac



/S/      FRANK T. CARY         Director                           March 11, 1998
--------------------------
Frank T. Cary



/S/         A. E. COHEN        Director                           March 11, 1998
--------------------------
A. E. Cohen

SIGNATURE                      TITLE                              DATE


/S/  JAMES FERGUSON            Director                           March 11, 1998
--------------------------
 James Ferguson



/S/  MICHAEL C. KENT           Director                           March 11, 1998
--------------------------
 Michael C. Kent



/S/ ALAN C. SARTORELLI         Director                           March 11, 1998
--------------------------
 Alan C. Sartorelli



/S/  E. DONALD SHAPIRO         Director                           March 11, 1998
---------------------------
 E. Donald Shapiro



/S/  WALTER WRISTON            Director                           March 11, 1998
---------------------------
 Walter Wriston

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Audited Consolidated Financial Statements

                     Years ended December 31, 1997 and 1996

                                    CONTENTS

Report of Independent Auditors...............................................F-1

Audited Consolidated Financial Statements

Consolidated Balance Sheet...................................................F-2
Consolidated Statements of Operations........................................F-3
Consolidated Statements of Changes in Shareholders' Equity...................F-4
Consolidated Statements of Cash Flows........................................F-5
Notes to Consolidated Financial Statements...................................F-6

                         Report of Independent Auditors

The Board of Directors and Shareholders
Vion Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheet of Vion Pharmaceuticals, Inc. as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996 and the period from May 1, 1994 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vion Pharmaceuticals, Inc. at December 31, 1997 and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and the period from May 1, 1994 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Vion Pharmaceuticals, Inc. will continue as a going concern. As more fully described in Note 1, since commencement of operations, the Company has incurred recurring operating losses and requires substantial amounts of additional funding to continue its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the outcome of this uncertainty.

                                             Ernst & Young LLP

Hartford, Connecticut
February 6, 1998

CONSOLIDATED BALANCE SHEET

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

                                                                                   DECEMBER 31, 1997
                                                                                     ------------
ASSETS
Current Assets:
     Cash and cash equivalents                                                       $  3,890,621
     Short-term investments (Includes $2,777,088 restricted)                            7,088,540
     Accounts receivable                                                                  728,899
     Other current assets                                                                 118,752
                                                                                     ------------
       Total current assets                                                            11,826,812
     Property and equipment, net                                                        1,301,680
     Security deposits                                                                     34,894
     Research contract prepayments                                                        416,945
                                                                                     ------------
       Total assets                                                                  $ 13,580,331
                                                                                     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Obligation under capital lease - current                                        $    274,853
     Accounts payable and accrued expenses                                              1,008,210
                                                                                     ------------
       Total current liabilities                                                        1,283,063
     Obligation under capital lease - long term                                           472,578
                                                                                     ------------
       Total Liabilities                                                                1,755,641
                                                                                     ------------

Shareholders' equity:
     Preferred stock, $0.01 par value - 5,000,000 shares authorized consisting of:
     Class A convertible preferred stock, $0.01 par value, authorized:
       3,500,000 shares; issued and outstanding: 757,632 shares                             7,576
     Class B convertible preferred stock, $0.01 par value, authorized:
       100,000 shares; issued and outstanding: 4,592 shares                                    46
     Class C convertible preferred stock, $0.01 par value, authorized:
       25,000 shares; issued and outstanding: 0 shares                                          0
     Common stock, $0.01 par value, authorized: 35,000,000 shares;
       issued and outstanding: 9,833,934                                                   98,339
     Additional paid-in capital                                                        34,903,191
     Deferred compensation                                                                (72,128)
     Accumulated deficit                                                              (23,112,334)
                                                                                     ------------
                                                                                       11,824,690
                                                                                     ------------
     Total liabilities and shareholders' equity                                      $ 13,580,331
                                                                                     ============

   The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

                                                                                               FOR THE PERIOD
                                                                                               FROM MAY 1, 1994
                                                                                               (INCEPTION)
                                                                                               THROUGH
                                                            YEAR ENDED DECEMBER 31,            DECEMBER 31,
                                                       --------------------------------        ------------
                                                           1997                1996                1997
                                                       ------------        ------------        ------------
Revenues:
    Contract research grants                           $     48,221        $     51,779        $    100,000
    Research support                                      1,222,912                   0           1,222,912
    Technology license revenues                           4,000,000                   0           4,000,000
                                                       ------------        ------------        ------------
         Total revenues                                   5,271,133              51,779           5,322,912
Operating expenses:
    Research and development                              7,675,486           5,975,089          16,783,775
    General and administrative                            2,639,486           2,113,077           6,837,882
    Nonrecurring collaboration restructuring fee            600,000                   0             600,000
    Purchased research and development                            0                   0           4,481,405
    Amortization of finance charges                               0                   0             345,439
Interest income                                            (343,911)           (437,993)           (865,948)
Interest expense                                             43,666              10,285              99,113
                                                       ------------        ------------        ------------
    Net loss                                           $( 5,343,594)       $( 7,608,679)       $(22,958,754)
                                                       ============        ============        ============
Basic and diluted net loss per share                   $      (0.62)       $      (1.00)
                                                       ------------        ------------        ------------

   The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER"S EQUITY

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

                                                               Class A              Class B
                                                             Convertible          Convertible
                                                          Preferred Stock      Preferred Stock             Common Stock
                                                         -----------------     ---------------             ------------
                                                        Shares      Amount     Shares     Amount       Shares       Amount
Common stock issued for cash - July 1994                      0        $0           0         $0      $2,693,244    $26,932
Common stock issued for services - August 1994                                                           159,304      1,593
Net loss
                                                     ----------  --------   ---------        ---       ---------     ------
Balance - December 31, 1994                                   0         0           0          0       2,852,548     28,525
Stock options issued for compensation -
    February 1995
Reverse acquisition of MelaRx
    Pharmaceuticals, Inc. - April 1995                                                                 2,000,000     20,000
Shares repurchased pursuant to
    employment agreements - April 1995                                                                  (274,859)    (2,749)
Private placement of common stock - April 1995                                                            76,349        763
Warrants issued with bridge notes - April 1995
Initial public offering of units of one common share,
    one Class A warrant and one Class B warrant at
    $4.00 per unit - August 1995 and September 1995                                                    2,875,000     28,750
Issuance of common stock                                                                                   1,250         13
Receipts from sale of unit purchase option
Net loss
                                                     ----------  --------   ---------        ---       ---------    -------
Balance at December 31, 1995                                  0         0           0          0       7,530,288     75,302
Issuance of Class A convertible preferred stock       1,250,000    12,500
Conversion of Class A convertible preferred stock      (164,970)   (1,650)                               458,255      4,582
Issuance of common stock                                                                                  29,418        294
Class A convertible preferred stock dividend             21,998       220
Compensation associated with stock option grants
Amortization of deferred compensation
Net loss
                                                    ----------   -------    --------         ---      ----------    -------
Balance at December 31, 1996                         1,107,028   $11,070           0          $0       8,017,961    $80,178
                                                    ----------   -------    --------         ---      ----------    -------
Conversion of Class A convertible preferred stock     (396,988)   (3,970)                              1,102,757     11,028
Conversion of Class B convertible preferred stock                               (258)        (3)          64,642        647
Compensation associated with stock options grants
Extension/reissuance of underwriter warrants
Exercise of warrants                                                                                         238          3
Issuance of common stock                                                                                 598,336      5,983
Exercise of stock options                                                                                 50,000        500
Class A convertible preferred stock dividend            47,592       476
Issuance of Class B convertible preferred stock                                4,850          49
Accretion of dividend payable on Class B convertible
    preferred stock
Amortization of deferred compensation
Net loss
                                                    ----------   -------    --------         ---      ----------    -------
Balance at December 31, 1997                           757,632    $7,576       4,592         $46      $9,833,934    $98,339
                                                    ----------   -------    --------         ---      ----------    -------


                                                            Additional                                             Total
                                                             Paid-In          Deferred         Accumulated      Stockholders'
                                                             Capital        Compensation         Deficit           Equity
Common stock issued for cash - July 1994                           $0                 $0          ($19,877)           $7,055
Common stock issued for services - August 1994                                                      (1,176)              417
Net loss                                                           $0                 $0          (475,946)         (475,946)
                                                          -----------           --------        ----------        ----------
Balance - December 31, 1994                                         0                  0          (496,999)         (468,474)
Stock options issued for compensation -
    February 1995                                             540,000                                                540,000
Reverse acquisition of MelaRx
    Pharmaceuticals, Inc. - April 1995                      4,300,000                                              4,320,000
Shares repurchased pursuant to
    employment agreements - April 1995                                                               2,029              (720)
Private placement of common stock -  April 1995               205,237                                                206,000
Warrants issued with bridge notes -  April 1995               200,000                                                200,000
Initial public offering of units of one common share,
    one Class A warrant and one Class B warrant at
    $4.00 per unit - August 1995 and September 1995         9,667,460                                              9,696,210
Issuance of common stock                                          488                                                    501
Receipts from sale of unit purchase option                        250                                                    250
Net loss                                                                                         (9,530,535)      (9,530,535)
                                                          -----------           --------        -----------      -----------
Balance at December 31, 1995                               14,913,435                  0        (10,025,505)       4,963,232
Issuance of Class A convertible preferred stock            11,518,552                  0                          11,531,052
Conversion of Class A convertible preferred stock              (2,932)                                                     0
Issuance of common stock                                      102,426                                                102,720
Class A convertible preferred stock dividend                                                           (220)               0
Compensation associated with stock option grants              190,407           (190,407)                                  0
Amortization of deferred compensation                                             83,647                              83,647
Net loss                                                                                         (7,608,679)      (7,608,679)
                                                          -----------           --------        -----------      -----------
Balance at December 31, 1996                              $26,721,888          ($106,760)      ($17,634,404)      $9,071,972
                                                          -----------           --------        -----------      -----------
Conversion of Class A convertible preferred stock              (7,058)                                                     0
Conversion of Class B convertible preferred stock                (644)                                                     0
Compensation associated with stock options grants              55,643                                                 55,643
Extension/reissuance of underwriter warrants                  168,249                                                168,249
Exercise of warrants                                               (6)                                                    (3)
Issuance of common stock                                    3,463,818                                              3,469,801
Exercise of stock options                                      19,500                                                 20,000
Class A convertible preferred stock dividend                                                            (476)              0
Issuance of Class B convertible preferred stock             4,481,801                                              4,481,850
Accretion of dividend payable on Class B convertible
    preferred stock                                                                                 (133,860)       (133.860)
Amortization of deferred compensation                                             34,632                              34,632
Net loss                                                                                          (5,343,594)     (5,343,594)
                                                          -----------           ---------        -----------     -----------
Balance at December 31, 1997                              $34,903,191           ($72,128)       ($23,112,334)    $11,824,690
                                                          -----------           ---------        -----------     -----------

     The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

                                                                                                      FOR THE PERIOD FROM
                                                                                                      MAY 1, 1994
                                                                                                      (INCEPTION) THROUGH
                                                                    YEAR ENDED DECEMBER 31,           DECEMBER 31,
                                                              --------------------------------        ------------
                                                                  1997                1996                1997
                                                              ------------        ------------        ------------
Cash flows from operating activities:
    Net loss                                                  $ (5,343,594)       $ (7,608,679)       $(22,958,754)
    Adjustments to reconcile net loss to
    cash flows used in operating activities
       Purchased research and development                                0                   0           4,481,405
       Amortization of financing costs                                   0                   0             345,439
       Depreciation and amortization                               303,746             125,838             455,206
       (Increase) in other current assets                         (741,016)            (87,810)           (846,665)
       Decrease/(Increase) in other assets                         192,670            (176,906)           (450,124)
       Increase in accounts payable and
          accrued expenses                                         514,083             185,054             973,678
       Accretion on Class B preferred stock                       (133,860)                  0            (133,860)
       Extension/reissuance of placement agent warrants            168,249                   0             168,249
       Stock issued for services                                   600,000                   0             600,417
       Stock options issued for compensation                        90,275              83,647             713,922
                                                              ------------        ------------        ------------
           Net cash used in operating activities                (4,349,447)       (7,478,856))         (16,651,087)
                                                              ------------        ------------        ------------
Cash flows used for investing activities:
       Purchase of marketable securities                        (8,121,720)        (11,796,338)        (22,209,166)
       Maturities of marketable securities                       5,661,626           9,459,000          15,120,626
       Acquisition of fixed assets                                (299,131)           (262,907)           (812,453)
       Cash portion of MelaRx acquisition                                0                   0               4,061
                                                              ------------        ------------        ------------
           Net cash used in investing activities                (2,759,225)         (2,600,245)         (7,896,932)
                                                              ------------        ------------        ------------
Cash flows provided by financing activities:
       Initial public offering                                           0                   0           9,696,210
       Net proceeds from issuance of common stock                2,889,801               2,720           3,206,077
       Net proceeds from issuance of preferred stock             4,481,850          11,531,052          16,012,902
       Repurchase of common stock                                        0                   0                (720)
       Net proceeds from bridge financing                                0                   0           1,704,269
       Repayments of bridge financing                                    0                   0          (2,000,000)
       Advances from stockholders                                        0                   0             250,000
       Repayments to stockholders                                        0                   0            (250,000)
       Exercise of warrants                                             (3)                  0                  (3)
       Receipts from sale of unit purchase option                        0                   0                 250
       Repayment of equipment capital lease                       (160,724)            (17,235)           (180,345)
                                                              ------------        ------------        ------------
           Net cash provided by financing activities             7,210,924          11,516,537          28,438,640
                                                              ------------        ------------        ------------
Net increase in cash                                               102,252           1,437,436           3,890,621
Cash and cash equivalents at beginning of year                   3,788,369           2,350,933                   0
                                                              ------------        ------------        ------------
Cash and cash equivalents at end of year                      $  3,890,621        $  3,788,369        $  3,890,621
                                                              ============        ============        ============

Supplemental schedule of noncash investing and financing activities:

- Capital lease obligations of $239,866 and $593,489 were incurred for the years ended December 31, 1996 and December 31, 1997, respectively, when the Company entered into leases for laboratory and office equipment.

- An investor of the Company did not exercise the option to require the Company to repurchase shares of preferred stock for $100,000, and the investor received 23,859 shares of common stock during 1996, which had been converted from previously held preferred stock.

   The accompanying notes are an integral part of these financial statements.

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

1. THE COMPANY

Vion Pharmaceuticals, Inc., formerly OncoRx, Inc., (the "Company") was incorporated in May 1993 and began operations on May 1, 1994. The Company is in the development stage and is principally devoted to the research and development of therapeutic products for the treatment of cancer and cancer related disorders.

In April 1995, the Company merged into OncoRx Research Corp. a previously unaffiliated company ("Research"). The stockholders of the Company were issued shares of common and preferred stock of MelaRx Pharmaceuticals Inc. ("MelaRx"), the 100% owner of Research, in exchange for all of the outstanding shares of the Company. In August 1995, the Company completed an initial public offering ("IPO") (see Note 5) resulting in net proceeds to the Company of approximately $9,696,000. On April 20, 1995, the Company merged into OncoRx Research Corp., a wholly-owned subsidiary of MelaRx, which was renamed OncoRx, Inc. after the merger. The stockholders of the Company were issued 2,654,038 common and 23,859 preferred shares of MelaRx in exchange for 2,000,000 shares of common stock of the Company valued at $2.16 per share (fair value).

As the shareholders of the Company obtained a majority interest in the merged company for accounting purposes, the Company is treated as the acquirer. Therefore, the transaction is recorded as a purchase in the Company's financial statements which include the results of operations of the Company from inception and MelaRx from the date of acquisition. The excess of cost over the fair value of MelaRx's net tangible assets, $4,481,405, was treated as purchased research and development and expensed immediately.

The accompanying financial statements are prepared assuming the Company will continue as a going concern; however, at its current and planned rate of spending, the Company's cash, cash equivalents and short term investments are not sufficient to allow it to continue operations through the 1998 calendar year. The Company requires substantial new revenues and other sources of capital in order to meet such budgeted expenditures and to continue its operations throughout the year. The Company is seeking to enter into significant strategic partnerships with pharmaceutical companies for the development of its core technologies, through which it would anticipate receiving some of the substantial revenues and financing required to continue operations beyond the year end. The Company has entered into discussions with several major pharmaceutical companies concerning such strategic alliances, but there can be no assurance that the Company will be successful in achieving such alliances, nor can the Company predict what funds might be available to it if it can achieve such alliances. The Company is also seeking to raise funds through additional means, including (1) private placements and recapitalization of its securities; (2) spin-off, refinancing, or partial sale or disposition of its rights to certain of its non-core technologies; and (3) equipment lease financing. No assurance can be given that the Company will be successful in arranging financing through any of these alternatives.

Failure to obtain such financing will require the Company to delay, renegotiate, or omit payment on its outside research funding commitments causing it to substantially curtail its operations, resulting in a material adverse effect on the Company.

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

FAIR VALUE AND CONCENTRATION OF CREDIT RISKS

The estimated fair value of amounts reported in the financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at cost, which approximates fair value, because of their short-term nature.

SHORT-TERM INVESTMENTS

The Company accounts for short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments in debt securities, which typically mature in one year or less, are classified as trading and are carried at fair value. The aggregate cost of the debt securities at December 31, 1997 was $6,978,680.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation of equipment is computed under the straight-line method over the estimated useful lives of the assets (three to seven years).

INCOME TAXES

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

DEFINED CONTRIBUTION PLAN

The Company sponsors a defined contribution plan (the "Plan") that covers all employees who meet the eligibility conditions set forth in the Plan. Employee contributions to the Plan are voluntary and are based on eligible compensation, as defined therein. In accordance with the terms of the Plan, no Company contributions are made to the Plan.

SMALL BUSINESS INNOVATION RESEARCH GRANT

On September 27, 1996 the Company was awarded a Small Business Innovation Research ("SBIR") grant for the Inhibitors of Ribonucleotide Reductase program. The award was for reimbursable direct costs of up to $100,000.

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The SBIR grant expired on March 30, 1997. The Company recognized $48,221 and $51,779 of revenue from the SBIR grant for reimbursement of expenses incurred for the years ended December 31, 1997 and 1996, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

PER SHARE DATA

The following table sets forth the computation of basic and diluted earnings per share:

                                                     1997               1996
                                                 -----------        -----------
Numerator:
     Net loss                                    ($5,343,594)       ($7,608,679)
     Numerator for basic and diluted
     net loss per share                          ($5,343,594)       ($7,608,679)
                                                 -----------        -----------
Denominator:
     Denominator for basic and diluted
     net loss per share                            8,670,717          7,641,546
                                                 -----------        -----------
Basic and diluted net loss per share             ($     0.62)       ($     1.00)
                                                 -----------        -----------

For additional disclosures regarding warrants and Class A and B Convertible Preferred Stock see Note 5. For additional disclosures regarding stock options see Note 6. These potentially dilutive securities were not included in diluted net loss per share as the effect would be antidilutive.

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

3. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment as of December 31:

                                                                        1997
                                                                    -----------
Office equipment                                                    $   177,331
Furniture and fixtures                                                  163,251
Laboratory equipment                                                    202,762
Leasehold improvements                                                  285,765
Leased equipment under capital lease                                    927,777
                                                                    -----------
                                                                      1,756,886
Less accumulated depreciation                                          (455,206)
                                                                    -----------
Net property and equipment                                          $ 1,301,680
                                                                    ===========

4. RESEARCH AND LICENSE AGREEMENTS

BOEHRINGER INGELHEIM AGREEMENT

On November 24, 1997, the Company and Boehringer Ingelheim International GmbH of Germany ("BI") entered into an exclusive worldwide licensing agreement for the development and marketing of Promycin(R) (porfiromycin), Vion's most advanced anticancer agent. The agreement provides the Company with exclusive co-promotion rights to Promycin in the United States and Canada. BI will have exclusive worldwide rights to market and sell Promycin outside the United States and Canada. The Company is responsible for the manufacturing and supply of Promycin for all territories.

In exchange for these rights, the Company received $4.0 million from upfront technology access fees and net proceeds of $2,869,801 from the sale of 448,336 shares of common stock at a premium to the then current market price. BI will also reimburse the Company for certain initial development costs to date and will share in future worldwide development costs.

The Company has cash equivalents and short-term investments of $10,979,161 at December 31,1997. This balance includes $2,777,088 of restricted investments for Promycin development expenses. Pursuant to the BI Agreement the Company must use the BI license fee of $4.0 million exclusively for Promycin development expenses. Including permitted earlier expenses and expenses incurred subsequent to November 24, 1997, the Company recorded $1,222,912 of Promycin development expenses as revenue under the agreement during 1997.

COVANCE AGREEMENT

During the quarter ended June 30, 1997, the Company entered into a Clinical Development Agreement (the "Agreement") with Covance Clinical Research Unit Ltd. and Covance Inc. ("Covance"). Pursuant to the Agreement the Company is contracting to Covance the selection and management of clinical sites and the preparation of clinical trial reports arising from clinical trials performed by Covance regarding the Company's

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

4. RESEARCH AND LICENSE AGREEMENTS (CONTINUED)

product candidate Promycin for the inclusion in a regulatory submission. The Company has incurred expenses of $1,633,974 for the year ended December 31, 1997 under this agreement which has been expensed as incurred as research and development.

YALE/MELARX AGREEMENT

Pursuant to a License Agreement between the Company and Yale University ("Yale"), as amended and restated as of August 1, 1992, the Company has obtained rights to a synthetic form of melanin which the Company has named Melasyn. The Company has entered into an agreement with Creative Polymers pursuant to which Creative Polymers has agreed to be the exclusive selling agent for Melasyn and will be entitled to 20% of the net sales of Melasyn.

The Company has an option to obtain an exclusive license for any inventions that result from research projects by Yale which are relating to synthetic melanin funded by the Company. The Company has agreed to reimburse Yale for its costs in connection with the research projects in an amount currently equal to $899,023 per year (subject to increase by up to 5% per year). The agreement is for a term ending June 30, 1998, subject to earlier termination as defined.

The Company and Yale entered into a License Agreement dated December 15, 1995 pursuant to which the Company received a nontransferable worldwide exclusive license, expiring over the lives of the patents, to three inventions relating to gene therapy for melanoma. Pursuant to this agreement, the Company has paid Yale a $100,000 fee, and has agreed to pay milestone payments based on the status of clinical trials and regulatory approvals. In addition, Yale is entitled to royalties on sales, if any, of resulting products and sublicensing revenues.

YALE/ONCORX AGREEMENT

Pursuant to a License Agreement dated August 31, 1994, as amended, Yale granted the Company an exclusive, nontransferable, worldwide license to make, have made, use, sell and practice certain inventions and research for therapeutic and diagnostic purposes. The term of the license is the expiration of any patents relating to any inventions or, with respect to nonpatented inventions or research, 17 years. Yale is entitled to royalties on sales, if any, of resulting products and sublicensing revenues and, with regard to one patent, milestone payments based on the status of clinical trials and regulatory approvals.

YALE SUBSCRIPTION ASSIGNMENT AND ASSUMPTION AGREEMENT

On June 4, 1992, the Company entered into a Subscription, Assignment and Assumption Agreement (the "SAAA") with Yale. Pursuant to the agreement as amended and extended, the Company is to provide funding for certain research in the field of dermatology by Yale. The agreement expires in June 1998 and provides for quarterly payments to Yale in accordance with agreed upon annual budgets. The payments are recorded as expense when incurred. The Company was granted exclusive licenses to inventions in countries where patents are effective and nonexclusive licenses elsewhere expiring over the lives of the patents and 20 years, respectively. The Company is obligated to pay royalties on sales of licensed products.

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

4. RESEARCH AND LICENSE AGREEMENTS (CONTINUED)

BERKELEY AGREEMENT

In October 1997, the Company terminated a research agreement with The Regents of the University of California on behalf of the Berkeley Campus with regard to certain microfiltration technology and decided not to pursue negotiations to obtain licenses or options to obtain licenses for certain inventions resulting from this research. There are no continuing liabilities to the Company stemming from prior funding of this research.

5. SHAREHOLDERS' EQUITY

On April 20, 1995, 2,000,000 shares of common stock valued at $2.16 per share were issued in conjunction with the merger with MelaRx (see Note 1). Shortly prior to the consummation of the Merger, the Company issued 76,349 shares of common stock for net proceeds of $206,000 after deducting placement fees of $14,000.

On August 17, 1995 and September 6, 1995, the Company completed an IPO of 2,875,000 units, consisting of an aggregate of 2,875,000 shares of common stock, 2,875,000 redeemable Class A Warrants and 2,875,000 redeemable Class B Warrants at a price of $4.00 per unit. Each Class A Warrant entitles the holder to purchase one share of common stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase one share of common stock. These warrants are exercisable through August 13, 2000. The net proceeds to the Company of the IPO were approximately $9,696,000 before repayment of the bridge financing noted below.

In conjunction with the Company's IPO, the Company granted the underwriter an option, exercisable over a period of three years commencing two years from the date of the offering, to purchase up to 250,000 units at $5.20 per unit, subject to adjustment.

BRIDGE FINANCING

In April 1995, the Company issued $2,000,000 in 10% promissory notes and warrants to purchase 1,000,000 shares of common stock at $3.00 per share for net proceeds of $1,704,000. The promissory notes were recorded net of a discount of $200,000, attributable to the fair value of the bridge warrants. The notes were paid at the closing of the IPO of the Company's securities described above and the warrants, which are exercisable over four years, were converted into Class A Warrants at that time.

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

5. SHAREHOLDERS' EQUITY (CONTINUED)

PRIVATE PLACEMENT OF CLASS A CONVERTIBLE PREFERRED STOCK

On May 22, 1996, the Company completed a private placement of 1,250,000 shares of Class A Convertible Preferred Stock, at $10.00 per share, resulting in net proceeds to the Company of $11,531,052. Each share of Class A Preferred Stock is initially convertible into 2.777777 shares of the Company's common stock and is entitled to vote on all matters on an "as if" converted basis. In connection with the foregoing transaction, the Company also issued to the placement agent warrants to purchase an aggregate of 546,875 shares of the Company's common stock. The shares of Class A Preferred Stock pay semi-annual dividends of 5% per annum, payable in additional shares of Class A Preferred Stock, and a 15% one time dividend payable in additional Class A Preferred Stock if the Company redeems the issue within 3 years. The issue also contains a provision for a special dividend after 2 years under certain conditions if the Company's common stock price falls below the conversion price of the Class A Preferred Stock. The issuance of the Class A Preferred Stock at closing also triggered certain antidilution adjustment provisions of the Company's outstanding warrants, resulting in the issuance of additional warrants.

ANTIDILUTION ADJUSTMENT

As a result of the sale on May 22, 1996 of 1,250,000 shares of Class A Convertible Preferred Stock, and pursuant the Warrant Agreement governing the rights of the Class A Warrants and the Class B Warrants, an adjustment was made to the exercise price of the Class A Warrants and the Class B Warrants and there was a corresponding distribution of additional Class A Warrants and Class B Warrants. Specifically, on July 12, 1996 (the "Payment Date") each holder of a Class A Warrant at the close of business on July 3, 1996 (the "Record Date") was issued an additional 0.1 Class A Warrant and the exercise price of the Class A Warrants was reduced from $5.20 to $4.73. In addition, on the Payment Date each holder of a Class B Warrant on the close of business on the Record Date was issued an additional 0.1 Class B Warrant and the exercise price of the Class B Warrants was reduced from $7.00 to $6.37.

PRIVATE PLACEMENT OF CLASS B CONVERTIBLE PREFERRED STOCK

On August 20, 1997, the Company completed a private placement of 4,850 shares of non-voting Class B Convertible Preferred Stock, at $1,000 per share, resulting in net proceeds to the Company of $4,481,450. Shares of Class B Preferred Stock are convertible into shares of common stock including an accretion of 8% per annum. Shares of the Class B Preferred Stock may also be eligible, under certain circumstances, to receive dividends paid in Class C Preferred Stock. The Class C Preferred Stock is convertible into shares of common stock at the average closing bid price of the Company's common stock for thirty consecutive business days ending on the private placement closing date and is not entitled to dividends.

ISSUANCE OF COMMON STOCK TO YALE UNIVERSITY

Effective July 24, 1997, the Company and Yale amended two license agreements between the parties pursuant to which Yale agreed to reduce certain amounts payable by the Company under such agreements. As a result, the Company issued 150,000 shares of common stock to Yale valued at $600,000.

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

5. SHAREHOLDERS' EQUITY (CONTINUED)

ISSUANCE AND EXTENSION OF PLACEMENT AGENT WARRANTS

In connection with its role as placement agent for two private financings of the Company's predecessor MelaRx, Inc., D.H. Blair Investment Banking Corporation was issued warrants to purchase 56,504 and 11,929 shares of common stock at $3.56 per share, expiring August 20, 1997 and November 1, 1997, respectively, and warrants to purchase 23,632 shares at $4.44 per share, expiring March 3, 1998. The warrants to purchase 56,504 shares of common stock at $3.56 per share expired, however on October 31, 1997 the Company agreed to reissue the expired warrants and extend the expiration date of all such warrants to July 5, 1998. The extension which was approved by the Board of Directors resulted in an expense of $168,249.

6. EMPLOYEE STOCK OPTION PLAN

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In July 1995, the Board of Directors of the Company adopted the Amended and Restated 1993 Stock Option Plan (the "Option Plan"). The Option Plan originally provided for the granting of incentive stock options or non-qualified stock options to employees, officers, directors, and consultants of the Company, to purchase up to an aggregate of 534,750 shares of common stock. On January 31, 1996, the Board of Directors adopted, subject to stockholder approval, an amendment to the plan increasing the number of shares which may be issued under the plan from 534,750 to 1,000,000. The amendment to the plan was adopted by the stockholders at the Company's annual meeting on April 18, 1996. On January 29, 1997, the Board of Directors adopted an amendment to the Plan increasing the number of shares which may be issued under the Plan from 1,000,000 to 1,500,000 which was approved by the stockholders at the Company's annual meeting on April 16, 1997. Incentive options granted under the Option Plan are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant except that the term of an incentive option granted under the Option Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan become exercisable in no less than four equal annual installments commencing no earlier than the first anniversary of the date of grant. No option may be granted under the Option Plan after April 14, 2003.

Through December 31, 1996 and 1997, options to purchase an aggregate of 896,750 and 1,033,050 shares, respectively had been granted under the plan. The Company recognized $55,643 of compensation expense in

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

6. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

1997 for options granted under the plan which was a result of stock options granted to non-employees. The Company recognized $83,647 of compensation expense in 1996 for options granted under the plan which was a result of stock options granted to non-employees and the issuance of certain stock options subject to approval by the shareholders of the Company resulting in compensation expense of $51,907 and $31,740, respectively.

The provisions of the Option Plan provide for the automatic grant of non-qualified stock options to purchase shares of common stock ("Director Options") to directors of the Company who are not employees or principal stockholders of the Company ("Eligible Directors"). Eligible Directors of the Company elected subsequent to the public offering are granted a Director Option to purchase 20,000 shares of common stock on the date such person is first elected or appointed a director (an "Initial Director Option"). Each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, is granted a Director Option to purchase 5,000 shares of Common Stock ("Automatic Grant") on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the common stock on the date of grant. Director Options are exercisable in four equal annual installments, commencing one year from the date of grant. Director Options expire the earlier of ten years after the date of grant or ninety days after the termination of the director's service on the Board of Directors.

Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options granted under the Option Plan was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997, respectively: risk-free interest rates of 6.28% and 5.77%; volatility factors of the expected market price of the Company's common stock of .563 and .490; and a weighted-average expected life of the option of 7 years. The Company has assumed no dividend yield in 1996 and 1997 because it did not pay cash dividends on its common stock and does not expect to pay cash dividends in the foreseeable future.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

6. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro forma information follows:

                                                  1996                 1997
                                             -------------        -------------
Pro forma net loss                           $  (7,824,863)       $  (5,650,169)
Pro forma basic and diluted loss
per share:                                   $       (1.02)       $       (0.65)
                                             -------------        -------------

A summary of the Company's stock option activity under the Option Plan, and related information for the years ended December 31 follows:

                                              1996                     1997
                                       ------------------       ------------------
                                       OPTIONS WEIGHTED-AVERAGE OPTIONS WEIGHTED-AVERAGE
                                        (000)   EXERCISE PRICE   (000)   EXERCISE PRICE
                                       ------- ---------------- ------- ----------------
Outstanding - beginning
    of year                              533        $3.86         885        $3.93
Granted                                  364         4.06         136         4.53
Exercised                                 --                       --
Forfeited                                (12)        4.25         (40)        4.26
                                       -----        -----       -----        -----
Outstanding - end of year                885        $3.93         981        $4.00
                                       -----        -----       -----        -----
Exercisable at end of year               221        $3.71         422        $3.83
                                       -----        -----       -----        -----
Weighted-average fair
    value of options granted
    during the year                    $2.60                    $2.65
                                       -----        -----       -----        -----

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

6. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

A summary of the Company's ranges of exercise prices and weighted-average remaining contractual life of options outstanding and of weighted-average exercise price of options currently exercisable under the Option Plan as of December 31, 1997 follows:

                                                                                             WEIGHT-AVERAGE
                     NUMBER OF                          NUMBER OF     WEIGHTED-AVERAGE    REMAINING CONTRACTUAL
                    OUTSTANDING    WEIGHTED-AVERAGE     OPTIONS      EXERCISE PRICE OF          LIFE OF
                      SHARES      EXERCISE PRICE OF    EXERCISABLE  OPTIONS EXERCISABLE   OPTIONS OUTSTANDING
RANGE                  (000)      OPTIONS OUTSTANDING    (000)
$3.625- $5.625          932       $     4.18              373       $     4.24            7.88 years
$2.40                     6             2.40                6             2.40            2.67 years
$.40                     43              .40               43              .40            2.67 years

A summary of the Company's stock option activity outside the Option Plan, and related information for the years ended December 31 follows:

                                                 1996                                  1997
                                       ------------------------------       -------------------------------
                                       OPTIONS       WEIGHTED-AVERAGE       OPTIONS        WEIGHTED-AVERAGE
                                        (000)         EXERCISE PRICE         (000)          EXERCISE PRICE
                                       -------       ----------------       -------        ----------------
Outstanding - beginning
    of year                              404               $.21               398               $.21
Granted                                   --                                   --
Exercised                                 (6)               .40               (50)               .40
Forfeited                                 --                                   --
                                        ----               ----              ----               ----
Outstanding - end of year                398               $.21               348               $.18
                                        ----               ----              ----               ----
Exercisable at end of year               398               $.21               348               $.18
                                        ----               ----              ----               ----

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

6. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

A summary of the Company's ranges of exercise prices and weighted-average remaining contractual life of options outstanding and of weighted-average exercise price of options currently exercisable outside the Option Plan as of December 31, 1997 follows:

                 NUMBER OF                         NUMBER OF                                  WEIGHT-AVERAGE
                OUTSTANDING   WEIGHTED-AVERAGE      OPTIONS      WEIGHTED-AVERAGE         REMAINING CONTRACTUAL
                  SHARES      EXERCISE PRICE OF   EXERCISABLE   EXERCISE PRICE OF               LIFE OF
RANGE              (000)     OPTIONS OUTSTANDING     (000)     OPTIONS EXERCISABLE        OPTIONS OUTSTANDING
$   5.00            .5       $     5.00               .5       $     5.00                 2.67 years
$    .40            62              .40               62              .40                 2.67 years
$    .13           286              .13              286              .13                 1.08 years

7. INCOME TAXES

At December 31, 1997, the Company has available for federal income tax purposes net operating loss carryforwards of approximately $2,390,000 and a general business credit of $346,000 expiring in 2010 through 2013. The difference between the deficit accumulated during the development stage for financial reporting purposes and the net operating loss carryforwards for tax purposes is primarily due to certain costs which are not currently deductible for tax purposes and differences in accounting and tax basis resulting from the merger described in Note 1. The ability of the Company to realize a future tax benefit from a portion of its net operating loss carryforwards and general business credits may be limited due to changes in ownership of the Company. The U.S. statutory rate is 34%; however, the Company has recorded no provision or benefit for income taxes in the financial statements due to recurring losses. Accordingly, the Company has provided a full valuation reserve against its deferred tax assets.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                    DECEMBER 31
                                                                        1997
                                                                    -----------
Deferred tax assets:
    Operating loss carryforwards                                    $   988,629
    Research and development costs                                    6,110,481
    General business tax credit                                         346,407
                                                                    -----------
Total deferred tax assets                                             7,445,517
Valuation allowance for deferred tax assets                          (7,445,517)
                                                                    -----------
Net deferred tax assets                                                       0
                                                                    -----------
Total net deferred tax assets (liabilities)                         $         0
                                                                    ===========

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

8. COMMITMENTS AND CONTINGENCIES

The Company is the lessee of equipment under capital leases expiring in 2000. Effective February 1, 1996, the Company entered into a noncancelable operating lease for its facility expiring in 1999. Effective April 1, 1996, the Company entered into noncancelable operating leases for laboratory and office equipment expiring in 2000. The future minimum lease payments under the capital and operating leases as of December 31, 1997 are as follows:

                                                        CAPITAL         OPERATING
                                                         LEASE            LEASE
                                                        -------         ---------
Year ending December 31:
    1998                                               $326,312         $216,600
    1999                                                337,694           36,648
    2000                                                177,626            1,616
    Thereafter                                               --               --
                                                       --------         --------
Total minimum lease payments                            841,632          254,864
                                                                        ========
Less amount representing interest                        94,201
                                                       --------
Present value of minimum lease payments                $747,431
                                                       ========

The cost of assets under capital leases amounted to $927,777 at December 31, 1997. Accumulated amortization relating to the leased equipment amounted to $185,204 at December 31, 1997. Amortization expense included in depreciation expense, relating to the leased equipment, amounted to $159,791, $20,692, and $185,204 for the year ended December 31, 1997, the year ended December 31, 1996, and the period from May 1, 1994 (commencement of operations) through December 31, 1997, respectively.

Rent expense amounted to $249,799, $181,093 and $468,657 for the year ended December 31, 1997, the year ended December 31, 1996, and the period from May 1, 1994 (commencement of operations) through December 31, 1997, respectively.

On December 10, 1997 the Company entered into a sale and leaseback agreement with FINOVA Technology Finance, Inc. ("FINOVA") The cost of assets under the capital lease is $360,284 which is being depreciated over the lease term of 3 years.

Under the terms of an employment agreement, the Company is obligated to pay the chief executive officer of the Company an annual salary of $180,000, increased annually by an amount no less than an annual cost-of-living adjustment, through January 1998.

A former director of the Company is a party to a Consulting and Finder's Agreement ("Agreement") with the Company. This Agreement entitles him to receive an annual fee equal to 10% of the net after-tax profits of the

                           Vion Pharmaceuticals, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Company attributable to the sale or licensing of products or technology licensed pursuant to the Company's agreement with Yale (see Note 4), until the cumulative total of such fees equal $3,000,000. Such fee continues to be payable not withstanding the director's death or incapacity until the $3,000,000 has been paid.

The Company has various commitments relating to its research agreements (see
Note 4).

9. RELATED PARTY TRANSACTIONS

A director of the Company is a principal of a management consulting firm that has rendered various consulting services for the Company. The Company paid the firm $120,000 and $60,000 for services rendered for the years ended December 31, 1996 and 1997, respectively.

The Company and one of its directors, who is affiliated with Yale University, entered into a five year consulting agreement on September 29, 1995 which is renewable for one additional year, providing for various advisory services. Under the agreement, the director receives an annual fee of $48,000.

                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT



  NAME OF SUBSIDIARY                                            INCORPORATED IN


  MicroFab Biosystems, Inc.                                            Delaware

                                                                      Appendix B

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-QSB

(Mark One)
[x] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 1998
[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT For the transition period from _______________ to ________________

Commission file number          0-26534




                           VION PHARMACEUTICALS, INC.
                           --------------------------
        (Exact Name of Small Business Issuer as Specified in Its Charter)



           Delaware                                             13-3671221
           --------                                             ----------
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                             Identification No.)



                       4 Science Park, New Haven, CT 06511
                       -----------------------------------
                    (Address of Principal Executive Offices)

                                 (203) 498-4210
                                 --------------
                (Issuer's Telephone Number, Including Area Code)


              (Former Name, Former Address and Former Fiscal Year,
                         if Changed Since Last Report)

         Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  X   No
    ---      ---

         The number of shares outstanding of the issuer's sole class of common equity, as of March 31, 1998 is: 10,275,588 shares of common stock, $.01 par value.


         Transitional Small Business Disclosure Format (check one):

Yes      No   X
    ---      ---



Part 1 - Financial Information
Item 1. Financial Statements

Consolidated Balance Sheet

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

                                                                                           March 31,
                                                                                              1998                December 31,
                                                                                          (Unaudited)                 1997
-----------------------------------------------------------------------------------------------------------   --------------------
ASSETS
Current Assets:
     Cash and cash equivalents                                                                 $ 3,015,191            $ 3,890,621
     Short-term investments                                                                      6,045,950              7,088,540
     Accounts receivable                                                                           363,019                728,899
     Other current assets                                                                           95,069                118,752
                                                                                     ----------------------   --------------------
        Total current assets                                                                     9,519,229             11,826,812
     Property and equipment, net                                                                 1,201,479              1,301,680
     Security deposits                                                                              34,894                 34,894
     Research contract prepayment                                                                  416,945                416,945
                                                                                     ----------------------   --------------------
        Total assets                                                                          $ 11,172,547           $ 13,580,331
                                                                                     ----------------------   --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Obligation under capital lease - current                                                    $ 274,853              $ 274,853
     Accounts payable and accrued expenses                                                       1,201,316              1,008,210
                                                                                     ----------------------   --------------------
        Total current liabilities                                                                1,476,169              1,283,063
     Obligation under capital lease - long term                                                    392,521                472,578
                                                                                     ----------------------   --------------------
        Total Liabilities                                                                        1,868,690              1,755,641
                                                                                     ----------------------   --------------------
Shareholders' equity
     Preferred stock, $0.01 par value - 5,000,000 shares authorized consisting of:
     Class A convertible preferred stock, $0.01 par value, authorized:
        3,500,000 shares; issued and outstanding: 1998 and 1997 - 757,632 shares                     7,576                  7,576
     Class B convertible preferred stock, $0.01 par value, authorized:
        100,000 shares; issued and outstanding: 1998 - 3,477 shares 1997
        4,592 shares                                                                                    35                     46
     Class C convertible preferred stock, $0.01 par value, authorized:
        25,000 shares; issued and outstanding: 0 shares                                                  -                      -
     Common stock, $0.01 par value, authorized: 35,000,000 shares;
        issued and outstanding: 1998 - 10,275,588 shares 1997 - 9,833,934 shares                   102,756                 98,339
     Additional paid-in-capital                                                                 34,911,598             34,903,191
     Deferred compensation                                                                         (63,470)               (72,128)
     Accumulated deficit                                                                       (25,654,638)           (23,112,334)
                                                                                      ---------------------    -------------------
                                                                                                 9,303,857             11,824,690
                                                                                      ---------------------    -------------------
Total liabilities and shareholders' equity                                                    $ 11,172,547           $ 13,580,331
                                                                                      =====================    ===================



  The accompanying notes and an integral part of these financial statements.



Consolidated Statement of Operations

Vion Pharmaceuticals, Inc.
(A Development Stage Company)



                                                                                                      For The Period
                                                                                                      From May 1, 1994
                                                                      Three Months Ended              (Inception) through
                                                              March 31,              March 31,               March 31,
                                                       -------------------------------------------------------------------
                                                                1998                    1997                   1998
                                                                              (Unaudited)                   (Unaudited)
--------------------------------------------------------------------------------------------------------------------------
Revenues:
    Contract research grants                                          $ 0               $ 39,740               $ 100,000
    Research support                                              274,842                      0               1,497,754
    Technology license revenues                                         0                      0               4,000,000
                                                      --------------------------------------------------------------------
           Total revenues                                         274,842                 39,740               5,597,754

Operating expenses:
    Research and development                                    2,273,522              1,521,779              19,057,297
    General and administrative                                    631,709                491,534               7,469,591
    Nonrecurring collaboration restructuring fee                        0                      0                 600,000

    Purchased research and development                                  0                      0               4,481,405
    Amortization of finance charges                                     0                      0                 345,439

Interest Income                                                  (142,874)               (99,234)             (1,008,822)
Interest Expense                                                   18,705                 11,058                 117,818
                                                     ---------------------------------------------------------------------
    Net Loss                                                 $ (2,506,220)          $ (1,885,397)          $ (25,464,974)
                                                     =====================================================================

Basic and diluted net loss per share                              $ (0.25)               $ (0.23)
                                                     ---------------------------------------------------------------------



   The accompanying notes are an integral part of these financial statements.





Consolidated Statement of Changes in Shareholders' Equity

Vion Pharmaceuticals, Inc.
( A Development Stage Company)

                                                              Class A              Class B
                                                            Convertible          Convertible
                                                         Preferred Stock       Preferred Stock                  Common Stock
                                                     ---------------------------------------------------------------------------
                                                        Shares      Amount     Shares      Amount           Shares        Amount
                                                     -------------------------------------------------------------------------------
                                                     -------------------------------------------------------------------------------
Balance at December 31, 1995                                 0           0          0           0        7,530,288        75,302
                                                     -------------------------------------------------------------------------------

Issuance of Class A convertible preferred stock      1,250,000      12,500

Conversion of Class A convertible preferred stock     (164,970)     (1,650)                                458,255         4,582

Class A convertible preferred stock dividend            21,998         220

Issuance of common stock                                                                                    29,418           294

Compensation associated with stock option grants

Amortization of deferred compensation

Net loss
                                                     -------------------------------------------------------------------------------
Balance at December 31, 1996                         1,107,028     $11,070          0          $0        8,017,961       $80,178
                                                     -------------------------------------------------------------------------------

Conversion of Class A convertible preferred stock     (396,988)     (3,970)                              1,102,757        11,028

Class A convertible preferred stock dividend            47,592         476

Issuance of Class B convertible preferred stock                                 4,850          49

Conversion of Class B convertible preferred stock                                (258)         (3)          64,642           647

Accretion of dividend payable on Class B convertible preferred stock

Extension/reissuance of underwriter warrants

Exercise of warrants                                                                                           238             3

Issuance of common stock                                                                                   598,336         5,983

Exercise of stock options                                                                                   50,000           500

Compensation associated with stock option grants

Amortization of deferred compensation

Net loss
                                                     -------------------------------------------------------------------------------
Balance at December 31, 1997                           757,632      $7,576      4,592        $46         9,833,934       $98,339
                                                     -------------------------------------------------------------------------------

Conversion of Class B convertible preferred stock                              (1,115)       (11)          441,654         4,417

Accretion of dividend payable on Class B convertible preferred stock

Compensation associated with stock option grants

Amortization of deferred compensation

Net loss
                                                     -------------------------------------------------------------------------------
Balance at March 31, 1998                              757,632      $7,576      3,477        $35        10,275,588      $102,756
                                                     -------------------------------------------------------------------------------






Consolidated Statement of Changes in Shareholders' Equity  (cont'd)

Vion Pharmaceuticals, Inc.
( A Development Stage Company)



                                                       Additional                                            Total
                                                        Paid-in         Deferred        Accumulated       Stockholders'
                                                        Capital       Compensation        Deficit            Equity
                                                     ------------------------------------------------------------------
                                                     ------------------------------------------------------------------
Balance at December 31, 1995                          14,913,435                 0      (10,025,505)         4,963,232
                                                     ------------------------------------------------------------------

Issuance of Class A convertible preferred stock       11,518,552                                            11,531,052

Conversion of Class A convertible preferred stock         (2,932)                                                    0

Class A convertible preferred stock dividend                                                   (220)                 0

Issuance of common stock                                 102,426                                               102,720

Compensation associated with stock option grants         190,407          (190,407)                                  0

Amortization of deferred compensation                                       83,647                              83,647

Net loss                                                                                 (7,608,679)        (7,608,679)
                                                     ------------------------------------------------------------------
Balance at December 31, 1996                         $26,721,888         ($106,760)    ($17,634,404)        $9,071,972
                                                     ------------------------------------------------------------------

Conversion of Class A convertible preferred stock         (7,058)                                                    0

Class A convertible preferred stock dividend                                                   (476)                 0

Issuance of Class B convertible preferred stock        4,481,801                                             4,481,850

Conversion of Class B convertible preferred stock           (644)                                                    0

Accretion of dividend payable on Class B convertible
    preferred stock                                                                        (133,860)          (133,860)

Extension/reissuance of underwriter warrants             168,249                                               168,249

Exercise of warrants                                          (6)                                                   (3)

Issuance of common stock                               3,463,818                                             3,469,801

Exercise of stock options                                 19,500                                                20,000

Compensation associated with stock option grants          55,643                                                55,643

Amortization of deferred compensation                                       34,632                              34,632

Net loss                                                                                 (5,343,594)        (5,343,594)
                                                     ------------------------------------------------------------------
Balance at December 31, 1997                         $34,903,191          ($72,128)    ($23,112,334)       $11,824,690
                                                     ------------------------------------------------------------------

Conversion of Class B convertible preferred stock         (4,406)                                                    0

Accretion of dividend payable on Class B convertible
    preferred stock                                                                         (36,084)           (36,084)

Compensation associated with stock option grants          12,813                                                12,813

Amortization of deferred compensation                                        8,658                               8,658

Net loss                                                                                 (2,506,220)        (2,506,220)
                                                     ------------------------------------------------------------------
Balance at March 31, 1998                            $34,911,598          ($63,470)    ($25,654,638)        $9,303,857
                                                     ------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.


Consolidated Statement of Cash Flows

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

                                                                                                         For the period
                                                                                                        from May 1, 1994
                                                                      For The Three Months             (inception) through
                                                                         Ended March 31,                     March 31,
                                                                -----------------------------------------------------------
                                                                       1998                1997                  1998
                                                                             (Unaudited)                      (Unaudited)
---------------------------------------------------------------------------------------------------------------------------
Cash Flows from operating activities:
     Net loss                                                    $ (2,506,220)        $ (1,885,397)          $ (25,464,974)
     Adjustments to reconcile net loss to
     cash flows used in operating activities
          Purchased research and development                                0                    0               4,481,405
          Amortization of financing costs                                   0                    0                 345,439
          Depreciation and amortization                               122,438               57,276                 577,644
         (Increase) in other current assets                           389,563              (26,016)               (457,102)
         (Increase) in other assets                                         0              192,669                (450,124)
          Increase in accounts payable and
          accrued expense                                             193,106              (41,003)              1,166,784
          Accretion on Class B preferred stock                        (36,084)                   0                (169,944)
          Extension/reissuance of placement agent warrants                  0                    0                 168,249
          Stock issued for services                                         0                    0                 600,417
          Stock options issued for compensation                        21,471               25,862                 735,393
                                                                -----------------------------------------------------------
           Net cash (used in) operating activities                 (1,815,726)          (1,676,609)            (18,466,813)
                                                                -----------------------------------------------------------

Cash flows used for investing activities:
          Purchase of marketable securities                                 0           (1,139,610)            (22,209,166)
          Maturities of marketable securities                       1,042,590            1,723,000              16,163,216
          Cash portion of MelaRx acquisition                                0                    0                   4,061
          Acquisition of fixed assets                                 (22,238)             (25,924)               (834,691)
                                                                -----------------------------------------------------------
           Net cash provided by (used in) investing activities      1,020,352              557,466              (6,876,580)
                                                                -----------------------------------------------------------

Cash flows provided by financing activities:
          Initial public offering                                           0                    0               9,696,210
          Net proceeds from issuance of common stock                        0                    0               3,206,077
          Net proceeds from issuance of preferred stock                     0                    0              16,012,902
          Repurchase of common stock                                        0                    0                    (720)
          Net proceeds from bridge financing                                0                    0               1,704,269
          Repayments of bridge financing                                    0                    0              (2,000,000)
          Advances from stockholders                                        0                    0                 250,000
          Repayments to stockholders                                        0                    0                (250,000)
          Exercise of warrants                                              0                   (3)                     (3)
          Receipts from sale of unit purchase option                        0                    0                     250
          Repayment of equipment capital lease                        (80,056)             (37,497)               (260,401)
                                                                -----------------------------------------------------------
           Net cash provided by (used in) financing activities        (80,056)             (37,500)             28,358,584
                                                                -----------------------------------------------------------

Net increase (decrease) in cash                                      (875,430)          (1,156,643)              3,015,191
Cash and cash equivalents at beginning of period                    3,890,621            3,788,369                       0
                                                                -----------------------------------------------------------
Cash and cash equivalents at end of period                        $ 3,015,191          $ 2,631,726             $ 3,015,191
                                                                ===========================================================


   The accompanying notes are an integral part of these financial statements.

                            VION PHARMACEUTICALS, INC
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(Note A) - The Company:

         Vion Pharmaceuticals, Inc., formerly OncoRx, Inc., (the "Company") was incorporated in May 1993 and began operations on May 1, 1994. The Company is in the development stage and is principally devoted to the research and development of therapeutic products for the treatment of cancer and cancer related disorders.

         In April 1995, the Company merged into OncoRx Research Corp., a previously unaffiliated company ("Research"). The stockholders of the Company were issued shares of common and preferred stock of MelaRx Pharmaceuticals Inc. ("MelaRx"), the 100% owner of Research, in exchange for all of the outstanding shares of the Company. On April 20, 1995, the Company merged into OncoRx Research Corp., a wholly-owned subsidiary of MelaRx, which was renamed OncoRx, Inc. after the merger. The stockholders of the Company were issued 2,654,038 common and 23,859 preferred shares of MelaRx in exchange for 2,000,000 shares of common stock of the Company valued at $2.16 per share (fair value).

         As the shareholders of the Company obtained a majority interest in the merged company for accounting purposes, the Company is treated as the acquirer. Therefore, the transaction is recorded as a purchase in the Company's financial statements which include the results of operations of the Company from inception and MelaRx from the date of acquisition. The excess of cost over the fair value of MelaRx's net tangible assets, $4,481,405, was treated as purchased research and development and expensed immediately. In August 1995, the Company completed an initial public offering ("IPO") resulting in net proceeds to the Company of approximately $9,696,000.

(Note B) - Basis of Presentation:

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report for the fiscal year ended December 31, 1997 on Form 10-KSB (File No.
0-26534).

 (Note C) - Private Placement of Class A Convertible Preferred Stock:

         On May 22, 1996, the Company completed a private placement of 1,250,000 shares of Class A Convertible Preferred Stock, at $10.00 per share, resulting in net proceeds to the Company of $11,531,052. Each share of Class A Preferred Stock is initially convertible into 2.777777 shares of the Company's common stock and is entitled to vote on all matters on an "as if converted" basis. In connection with the foregoing transaction, the Company also issued to the placement agent warrants to purchase an aggregate of 546,875 shares of the Company's common stock. The shares of Class A Preferred Stock pay semi-annual dividends of 5% per annum, payable in additional shares of Class A Preferred Stock, and a 15% one time dividend payable in additional Class A Preferred Stock if the Company redeems the issue within 3 years. The issue also contains a provision for a special dividend after 2 years under certain circumstances if the Company's common stock price falls below the conversion price of the Class A Preferred Stock. The issuance of the Class A Preferred Stock at closing also triggered certain antidilution adjustment provisions of the Company's outstanding warrants, resulting in the issuance of additional warrants.

(Note D) - Antidilution Adjustment:

         As a result of the sale on May 22, 1996 of 1,250,000 shares of Class A Convertible Preferred Stock, and pursuant the Warrant Agreement governing the rights of the Company's Class A Warrants and the Class B Warrants, an adjustment was made to the exercise price of the Class A Warrants and the Class B Warrants and there was a corresponding distribution of additional Class A Warrants and Class B Warrants. Specifically, on July 12, 1996 (the "Payment Date") each holder of a Class A Warrant at the close of business on July 3, 1996 (the "Record Date") was issued an additional 0.1 Class A Warrants and the exercise price of the Class A Warrants was reduced from $5.20 to $4.73. In addition, on the Payment Date each holder of a Class B Warrant on the close of business on the Record Date was issued an additional 0.1 Class B Warrants and the exercise price of the Class B Warrants was reduced from $7.00 to $6.37.

(Note E) - Private Placement of Class B Convertible Preferred Stock:

         On August 20, 1997, the Company completed a private placement of 4,850 shares of non-voting Class B Convertible Preferred Stock, at $1,000 per share, resulting in net proceeds to the Company of $4,481,450. Shares of Class B Preferred Stock are convertible into shares of common stock including an accretion of 8% per annum. Shares of the Class B Preferred Stock may also be eligible, under certain circumstances, to receive dividends paid in Class C Preferred Stock. The Class C Preferred Stock is convertible into shares of common stock at the average closing bid price of the Company's common stock for thirty consecutive business days ending on the private placement closing date and is not entitled to dividends.

 (Note F) - Boehringer Ingelheim Agreement

         On November 24, 1997, the Company and Boehringer Ingelheim International GmbH of Germany ("BI") entered into an exclusive worldwide licensing agreement for the development and marketing of Promycin(R) (porfiromycin), Vion's most advanced anticancer agent. The agreement provides the Company with exclusive co-promotion rights to Promycin in the United States and Canada. BI will have exclusive worldwide rights to market and sell Promycin outside the United States and Canada. The Company is responsible for the manufacturing and supply of Promycin for all territories.

         In exchange for these rights, the Company received $4,000,000 in upfront technology access fees and net proceeds of $2,869,801 from the sale of 448,336 shares of common stock at a premium to the then current market price. BI has also reimbursed the Company for certain initial development costs to date and will share in future worldwide development costs.

         The Company has cash equivalents and short-term investments of $9,061,141 at March 31, 1998. This balance includes $2,502,827 of restricted investments for Promycin development expenses. Pursuant to the BI Agreement the Company must use the BI license fee of $4,000,000 exclusively for Promycin development expenses. The Company recorded $274,842 of reimbursed Promycin development expenses as revenue during the first quarter of 1998.

(Note G) - Covance Agreement:

         During the quarter ended June 30, 1997, the Company entered into a Clinical Development Agreement (the "Agreement") with Covance Clinical Research Unit Ltd. and Covance Inc. ("Covance"). Pursuant to the Agreement the Company is contracting to Covance the selection and management of clinical sites and the preparation of clinical trial reports arising from clinical trials performed by Covance regarding the Company's product candidate Promycin for the inclusion in a regulatory submission. During the twelve months ending December 31, 1998, the Company estimates it will make payments of $5,500,000 to Covance under the Agreement. For the quarter ended March 31, 1998, the Company has incurred $548,610 under this agreement which has been expensed as incurred.

 (Note H) - Per Share Data

         The following table sets forth the computation of basic and diluted earnings per share:

                                         Three Months Ended   Three Months Ended
                                            March 31, 1998       March 31, 1997
--------------------------------------- -------------------- -------------------
Numerator:
--------------------------------------- -------------------- -------------------
     Net loss                              ($2,506,220)          ($1,885,397)

     Numerator for basic and diluted
     net loss per share                    ($2,506,220)          ($1,885,397)
--------------------------------------- -------------------- -------------------
Denominator:
--------------------------------------- -------------------- -------------------
     Denominator for basic and diluted
     net loss per share                     9,891,509             8,209,237
--------------------------------------- -------------------- -------------------
Basic and diluted net loss per share         ($0.25)               ($0.23)
--------------------------------------- -------------------- -------------------

For additional disclosures regarding warrants and Class A and B Convertible Preferred Stock see Note C, D and E. These potentially dilutive securities were not included in diluted net loss per share as the effect would be antidilutive. Under the Financial Accounting Standards Board Statement No. 128, which the Company has adopted, the dilutive effect of stock options has been excluded.

 ITEM 2.  PLAN OF OPERATION.

General


         The Company is a development stage biopharmaceutical company. Its activities to date have consisted primarily of research and development sponsored by it pursuant to two separate license agreements with Yale University, negotiating and obtaining other collaborative agreements, recruiting management and other personnel, securing its facilities and raising equity and debt financing. The Company's revenues consist of research grants, technology license fees and reimbursements for research expenses. The Company has not generated any revenues from product sales and has incurred substantial operating losses from its activities.

         The Company intends to use a substantial portion of the net proceeds of its August, 1997 private financing, the equity investment, initial payments and reimbursed cost sharing from the November 24, 1997 exclusive worldwide licensing agreement with BI to fund its plan of operations, which includes the following elements for the next 12 months:

         - Continue to develop internal research and development capabilities and conduct research and development with respect to the Company's core technologies and other product candidates which may be identified by the Company. The Company expects to incur substantial expenditures for research and development expenses. During the next twelve months, the Company plans to hire seven additional employees.

         - Conduct Phase III clinical studies in the U.S. and Europe of Promycin for treatment of cancer of the head and neck.

               Conduct Phase I clinical studies in the U.S. of the Company's anticancer agent Triapine(TM) for safety and pharmocokinectics.

               File Investigational New Drug application(s) with the FDA and conduct Phase I clinical studies in the U.S. for the safety, tumor targeting and pharmacokinectics of several bacterial constructs using the Company's TAPET(TM) cancer therapy delivery technology.

         - Continue to support research and development being performed at Yale University and by other collaborators and seek additional collaborative agreements.


         The Company currently estimates that anticipated revenues, the remaining net proceeds of its private placement in August, 1997, the equity investment, initial payments and reimbursed cost sharing from the agreement with BI and its existing cash and equivalents will be sufficient to fund its planned operations for approximately the next 9 months. In the event of delays or unexpected problems in product development, cost overruns, or other unanticipated expenses commonly associated with a company in an early stage of development, the Company will sooner require additional funds. In addition, the Company will need substantial additional financing, beyond this period to fund further research and development and the Company's working capital requirements. As of March 31, 1998 the Company estimates that the amount required to fund operations for the next twelve months is at approximately $18,000,000, of which approximately $8,400,000 is subject to reimbursement under the terms of the BI collaboration agreement. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, relationships with strategic partners, changes in focus and direction of the Company's research and development programs, competitive and technological advances, the regulatory process in the United States and abroad and other factors.

         The Company has not made an assessment of its Year 2000 issues, although the Company believes that there will not be a material impact on its operations.

         The Company received an opinion from its auditors for the fiscal year ended December 31, 1997, expressing substantial doubt as to its ability to continue as a going concern. The Company intends to address the immediate need for additional capital by raising funds through a private placement of its securities and/or sale of stock to and upfront payments from a strategic partner, although the Company expects to require additional financing to fund its longer-term activities and may require additional capital to fund its operations, acquisitions and new development projects.

Liquidity and Capital Resources

         At March 31, 1998, the Company had working capital of $8,043,060. The Company's most recent principal sources of funds through March 31, 1998 have been $4,000,000 from upfront technology access fees and net proceeds of $2,869,801 from the sale of 448,336 shares of common stock at a premium to the then current market price related to the BI agreement and $4,481,850 net proceeds from private financing through issuance of 4,850 shares of Class B Convertible Preferred Stock.

         The Company used the proceeds of its initial public offering to repay a previous bridge financing and used the remaining funds and the proceeds of its sales of convertible preferred stock to implement its business plan, which included hiring of additional personnel; capital expenditures for the purchase of equipment, principally for laboratory facilities; costs of research and development; payment of license fees due under sponsored research agreements; and grants to Yale University to fund certain research. During the twelve months ending December 31, 1998, the Company will be required to make payments of an aggregate of $1,706,776 to Yale University under sponsored research and license agreements.

         The Company requires substantial new revenues and other sources of capital in order to meet such budgeted expenditures and to continue its operations beyond the current year. The Company is seeking to enter into one or more significant strategic partnerships with pharmaceutical companies for the development of its core technologies, through which it would anticipate receiving some of the substantial revenues and financing. The Company has entered into discussions with several major pharmaceutical companies concerning such strategic alliances, but there can be no assurance that the

Company will be successful in achieving such alliances, nor can the Company predict what funds might be available to it if it can achieve such an alliance. The Company may be required to seek to raise funds through additional means, including (1) public or private placements and recapitalization of its securities; (2) spin-off, refinancing, or partial sale or disposition of its rights to certain of its non-core technologies; and (3) equipment lease financing. No assurance can be given that the Company will be successful in arranging financing through any of these alternatives.

         Failure to obtain such financing will require the Company to delay, renegotiate, or omit payment on its outside research funding commitments causing it to substantially curtail its operations, resulting in a material adverse effect on the Company.

Forward-Looking Statements - Cautionary Factors

         Statements included in this Form 10-QSB which are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to: the inability to raise additional capital, the possibility that any or all of the Company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the Company from marketing its products, and the possibility that third parties will market a product equivalent or superior to the Company's product candidates.

                                     PART II

                                OTHER INFORMATION

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

         (a)   Exhibits.

               27. Article 5 Financial Data Schedule for first quarter 1998.

         (b) Reports on Form 8-K.

               None

                                   SIGNATURES

         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             VION PHARMACEUTICALS, INC.
                                             (Registrant)



                                              By: /s/ Thomas E. Klein
                                                  --------------------
                                                  Thomas E. Klein
                                                  Vice President - Finance
                                                  (Duly authorized signatory and
                                                  Chief Financial Officer)



Date:  May 7, 1998

                   The Exchange Agent for the Exchange Offer:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                  By Mail:                                       By Hand:
               40 Wall Street                                 40 Wall Street
          New York, New York 10005                              46th Floor
       Attn: Reorganization Department                   New York, New York 10005

                                   Telephone:
                                 (718) 921-8200

                                   Facsimile:
                                 (718) 234-5001

                The Information Agent for the Exchange Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.

                  By Mail:                                       By Hand:
              111 Commerce Road                              111 Commerce Road
         Carlstadt, New Jersey 07072                    Carlstadt, New Jersey 07072

                                   Telephone:
                                 (888) 210-8932

     Holders of Warrants who require information about procedures for tendering the Warrants should contact the Exchange Agent. Requests for general information or additional copies of this Offering Circular should be directed to the Information Agent.

     Any requests for information from the Company concerning the Exchange Offer may be made to Thomas E. Klein, Vice President -- Finance, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, telephone (203) 498-4210, facsimile (203) 498-4211 or e-mail at vioninfo@vionpharm.com.